Exhibit 99

PFIZER REPORTS THIRD-QUARTER 2016 RESULTS

▪	Third-Quarter 2016 Revenues of $13.0 Billion, Reflecting 10% Operational Growth

▪	Third-Quarter 2016 Revenues for Pfizer Standalone (Excluding Legacy Hospira) of $11.9 Billion, Reflecting 3% Operational Growth

▪	Third-Quarter 2016 Reported Diluted EPS(1) of $0.21, Adjusted Diluted EPS(2) of $0.61

▪	Narrows Certain 2016 Financial Guidance Ranges and Incorporates Impact of Decision to Discontinue Global Development of Bococizumab
NEW YORK, N.Y., Tuesday, November 1, 2016 – Pfizer Inc. (NYSE: PFE) reported financial results for third-quarter 2016 and narrowed certain 2016 financial guidance ranges.
On September 3, 2015, Pfizer acquired Hospira, Inc. (Hospira). Consequently, financial results for the third quarter and first nine months of 2016 include legacy Hospira global operations while financial results for the third quarter and first nine months of 2015 include only one month of legacy Hospira U.S. operations but no financial results from legacy Hospira international operations(3).
On June 24, 2016, Pfizer acquired Anacor Pharmaceuticals, Inc. (Anacor). Therefore, financial results for the third quarter and first nine months of 2016 reflect approximately three months of legacy Anacor operations, which were immaterial.
On September 28, 2016, Pfizer acquired Medivation, Inc. (Medivation). Therefore, financial results for the third quarter and first nine months of 2016 reflect three business days of legacy Medivation operations, which were immaterial.
The Company manages its commercial operations through two distinct businesses: Pfizer Innovative Health (IH)(4) (formerly the Innovative Products business) and Pfizer Essential Health (EH)(4)(5) (formerly the Established Products business). Financial results for each of these businesses are presented in the Operating Segment Information section.
Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances(6) pertain to period-over-period growth rates that exclude the impact of foreign exchange as well as the negative currency impact related to Venezuela. Results for the third quarter and first nine months of 2016 and 2015 are summarized below.

OVERALL RESULTS

($ in millions, except per share amounts)	Third-Quarter			Nine Months
	2016	2015	Change	2016	2015	Change
Revenues	$ 13,045	$ 12,087	8%	$ 39,196	$ 34,804	13%
Reported Net Income(1)	1,320	2,130	(38%)	6,355	7,132	(11%)
Reported Diluted EPS(1)	0.21	0.34	(37%)	1.03	1.14	(10%)
Adjusted Net Income(2)	3,726	3,728	—	11,782	10,449	13%
Adjusted Diluted EPS(2)	0.61	0.60	2%	1.91	1.67	15%

REVENUES

($ in millions)	Third-Quarter				Nine Months
	2016	2015	% Change		2016	2015	% Change
			Total	Oper.			Total	Oper.
Innovative Health	$ 7,332	$ 6,752	9%	10%	$ 21,471	$ 19,120	12%	15%
Essential Health	$ 5,712	$ 5,335	7%	10%	$ 17,725	$ 15,683	13%	18%
EH Standalone (Excl. Legacy Hospira)	4,583	5,005	(8%)	(5%)	14,259	15,353	(7%)	(2%)
Legacy Hospira	1,129	330	*	*	3,466	330	*	*
Total Company	$ 13,045	$ 12,087	8%	10%	$ 39,196	$ 34,804	13%	16%

Pfizer Standalone (Excl. Legacy Hospira)	$ 11,915	$ 11,757	1%	3%	$ 35,730	$ 34,474	4%	7%

* Indicates calculation not meaningful.
2016 FINANCIAL GUIDANCE(7)
Pfizer’s updated 2016 financial guidance is presented below.

Revenues	$52.0 to $53.0 billion
(previously $51.0 to $53.0 billion)
Adjusted Cost of Sales(2) as a Percentage of Revenues	21.5% to 22.0%
(previously 21.0% to 22.0%)
Adjusted SI&A Expenses(2)	$14.2 to $14.7 billion
(previously $13.7 to $14.7 billion)
Adjusted R&D Expenses(2)	$7.8 to $8.1 billion
(previously $7.4 to $7.8 billion)
Adjusted Other (Income)/Deductions(2)	Approximately ($600 million) of income
(previously approx. ($500 million) of income)
Effective Tax Rate on Adjusted Income(2)	Approximately 24.0%
Adjusted Diluted EPS(2)	$2.38 to $2.43
(previously $2.38 to $2.48)

On November 1, 2016, Pfizer announced the decision to discontinue development of bococizumab. As a result, 2016 financial guidance for Adjusted R&D expenses(2) was negatively impacted by $0.3 billion and Adjusted Diluted EPS(2) was negatively impacted by $0.04. A reconciliation of these financial guidance components is presented below.

	Adjusted R&D Expenses(2)	Adjusted Diluted EPS(2)
Updated 2016 Financial Guidance Excluding the Anticipated Impact of the Decision to Discontinue Development of Bococizumab	$7.5 to $7.8 billion	$2.42 to $2.47
Anticipated Impact of the Decision to Discontinue Development of Bococizumab -- Midpoint of ranges impacted by:	$0.3 billion	($0.04)
2016 Financial Guidance Provided on November 1, 2016	$7.8 to $8.1 billion	$2.38 to $2.43

EXECUTIVE COMMENTARY
Ian Read, Chairman and Chief Executive Officer, stated, “Our business continues to perform well as demonstrated by the quarter’s financial results.  Our Innovative Health business executed strongly behind the latest product launches, and our two recent acquisitions -- Medivation and Anacor -- are providing new near-term opportunities to potentially drive incremental growth for the business as its product pipeline continues to mature. We see this business as highly focused on those therapeutic areas where it is best positioned to deliver value to patients.
“Within the Essential Health business we continued to refine the portfolio with the announced acquisition of the small molecule anti-infectives franchise from AstraZeneca and the announced sale of the Hospira infusion systems portfolio to ICU Medical.  In addition, later this month we will begin shipping Inflectra, a biosimilar to Remicade®(8) that will be the first biosimilar monoclonal antibody to be available in the U.S.  We remain confident that we will be well-positioned in the emerging biosimilars market with our broad pipeline.  With continued strength in emerging markets, the sterile injectables business and the biosimilars portfolio, we anticipate the Essential Health business will be able to transition to a modest revenue growth business on an overall portfolio basis.
“By maintaining our overall high level of financial flexibility and discipline, we are in a strong position to support the strategic initiatives for each business and will remain opportunistic to business development activity in addition to continuing to actively manage our cost structure,” Mr. Read concluded.
Frank D’Amelio, Chief Financial Officer, stated, “Overall, I am pleased with our third-quarter 2016 financial results and with our ability to continue delivering shareholder value through prudent capital allocation. We grew revenues by 3% operationally, excluding the impact of foreign exchange and legacy Hospira operations. We also continued to deliver significant value directly to shareholders by returning $10.5 billion to shareholders through dividends and share repurchases in the first nine months of 2016, including the completion of a $5 billion accelerated share repurchase agreement in June 2016. Additionally, we announced and completed the acquisition of Medivation in the third quarter of 2016.
“We raised the midpoint of the range for our 2016 Revenue guidance primarily to reflect our strong performance to date and the inclusion of legacy Medivation operations in fourth-quarter 2016. The midpoint of our range for our 2016 Adjusted Diluted EPS(2) guidance was negatively impacted solely due to our decision to discontinue development of bococizumab. Excluding this impact, the midpoint of our range for our 2016 Adjusted Diluted EPS(2) guidance would have increased by $0.02,” Mr. D’Amelio concluded.
QUARTERLY FINANCIAL HIGHLIGHTS (Third-Quarter 2016 vs. Third-Quarter 2015)
Third-quarter 2016 revenues totaled $13.0 billion, an increase of $957 million, or 8% compared to the prior-year quarter, reflecting operational growth of $1.2 billion, or 10%, partially offset by the unfavorable impact of foreign exchange of $224 million, or 2%. Excluding the third-quarter 2015 and 2016 contributions from legacy Hospira operations and foreign exchange, Pfizer-standalone revenues increased by $381 million operationally, or 3%.
Innovative Health Highlights

▪
IH delivered strong revenue growth again this quarter, up 10% operationally, driven by continued growth from key brands including Ibrance, primarily in the U.S., Eliquis globally as well as Xeljanz, Lyrica and Chantix/Champix, all primarily in the U.S. Compared to the year-ago quarter, Ibrance revenue more than doubled while global operational revenue growth for Eliquis and Xeljanz was 92% and 86%, respectively.

▪
This strong third-quarter 2016 operational performance was achieved despite the loss of Rebif alliance revenue compared to the prior-year quarter due to the year-end 2015 expiry of the collaboration agreement to co-promote Rebif in the U.S. as well as lower revenues for Enbrel in most developed Europe markets, primarily due to biosimilar competition.

▪
Global Prevnar/Prevenar 13 revenues were down 2% operationally. In the U.S., Prevnar 13 revenues decreased 3% driven by an expected decline in revenues for the Adult indication due to a high initial capture rate of the eligible population following its successful fourth-quarter 2014 launch, which resulted in a smaller remaining “catch up” opportunity compared to the prior-year quarter, partially offset by the impact of favorable timing of government purchases for the pediatric indication. Internationally, Prevenar 13 revenues grew 1% operationally driven by a modest increase in uptake for the Adult indication.

Essential Health Highlights

▪
EH revenues increased 10% operationally, primarily due to the inclusion of legacy Hospira operations, and to a lesser extent, the performance of the EH Standalone Sterile Injectables(9) portfolio, partially offset by the loss of exclusivity and associated generic competition for certain Peri-LOE products(9), primarily Lyrica and Zyvox, both primarily in most developed Europe markets.

▪
Revenues excluding the contribution from the legacy Hospira portfolio (EH Standalone) declined 5% operationally, reflecting a 15% operational decline from the Peri-LOE Products(9) portfolio and a 4% operational decline from the EH Standalone Legacy Established Products(9) portfolio, partially offset by 7% operational growth from the EH Standalone Sterile Injectable Pharmaceuticals(9) portfolio.

▪
EH revenues in emerging markets increased 9% operationally, primarily driven by the inclusion of legacy Hospira operations as well as 20% operational growth from the EH Standalone Sterile Injectable Pharmaceuticals(9) portfolio and 3% operational growth from the EH Standalone Legacy Established Products(9) portfolio.

GAAP Reported(1) Income Statement Highlights
SELECTED TOTAL COMPANY REPORTED COSTS AND EXPENSES(1)

($ in millions) (Favorable)/Unfavorable	Third-Quarter				Nine Months
	2016	2015	% Change		2016	2015	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(1)	$ 3,085	$ 2,219	39%	30%	$ 9,111	$ 6,238	46%	40%
Percent of Revenues	23.6%	18.4%	N/A	N/A	23.2%	17.9%	N/A	N/A
SI&A Expenses(1)	3,559	3,270	9%	11%	10,414	9,761	7%	10%
R&D Expenses(1)	1,881	1,722	9%	10%	5,360	5,342	—	1%
Total	$ 8,525	$ 7,211	18%	17%	$ 24,885	$ 21,340	17%	16%

Other (Income)/Deductions––net(1)	$ 1,417	$ 661	*	*	$ 2,815	$ 670	*	*
Effective Tax Rate on Reported Income(1)	17.7%	21.0%			15.8%	23.4%

* Indicates calculation not meaningful.
The increase in third-quarter 2016 Other deductions––net(1) was primarily driven by an impairment charge as a result of the pending Hospira Infusion Systems transaction.
The diluted weighted-average shares outstanding declined by 105 million shares compared to the prior-year quarter due to Pfizer’s share repurchase program, primarily reflecting the impact of a $5 billion accelerated share repurchase agreement executed in March 2016 and completed in June 2016.

Adjusted(2) Income Statement Highlights
SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(2)

($ in millions) (Favorable)/Unfavorable	Third-Quarter				Nine Months
	2016	2015	% Change		2016	2015	% Change
			Total	Oper.			Total	Oper.
Adjusted Cost of Sales(2)	$ 2,957	$ 2,108	40%	31%	$ 8,584	$ 6,037	42%	36%
Percent of Revenues	22.7%	17.4%	N/A	N/A	21.9%	17.3%	N/A	N/A
Adjusted SI&A Expenses(2)	3,531	3,276	8%	10%	10,342	9,726	6%	9%
Adjusted R&D Expenses(2)	1,873	1,725	9%	9%	5,336	5,334	—	—
Total	$ 8,361	$ 7,109	18%	16%	$ 24,262	$ 21,098	15%	15%

Adjusted Other (Income)/Deductions––net(2)	($168)	($90)	86%	61%	($547)	($410)	33%	56%
Effective Tax Rate on Adjusted Income(2)	22.7%	25.8%			23.3%	25.3%

A full reconciliation of Reported(1) to Adjusted(2) financial measures and associated footnotes can be found starting on page 20 of this press release.
RECENT NOTABLE DEVELOPMENTS (SINCE AUGUST 2, 2016)
Product Developments

▪
Chantix/Champix (varenicline) -- In September 2016, the U.S. Food and Drug Administration’s (FDA) Psychopharmacologic Drugs Advisory Committee and Drug Safety Risk Management Advisory Committee reviewed data from EAGLES (Evaluating Adverse Events in a Global Smoking Cessation Study) evaluating the neuropsychiatric safety of Chantix. The Committees recommended by a majority vote to remove the boxed warning regarding serious neuropsychiatric adverse events from the Chantix labeling. The role of the Advisory Committees is to provide recommendations to the FDA; however, the FDA makes the final labeling decisions. Earlier this year, Pfizer submitted to the FDA a supplemental New Drug Application (sNDA) requesting updates to the Chantix labeling based on the safety and efficacy outcomes of EAGLES. In addition to requesting removal of the boxed warning, Pfizer proposed retaining the Warnings and Precautions section in the labeling regarding serious neuropsychiatric events occurring in patients attempting to quit smoking and updating it with EAGLES data. Pfizer believes that such a warning would sufficiently inform prescribers of the possibility that these types of events may occur.

▪
Ibrance (palbociclib) -- Pfizer announced in September 2016 that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) has adopted a positive opinion recommending that Ibrance be granted marketing authorization in the European Union (EU) for the treatment of women with hormone receptor-positive, human epidermal growth factor receptor 2-negative locally advanced or metastatic breast cancer. The CHMP’s positive opinion is for Ibrance to be used in combination with an aromatase inhibitor, as well as in combination with fulvestrant in women who have received prior endocrine therapy. The CHMP’s opinion will now be reviewed by the European Commission (EC).

▪
Inflectra (infliximab-dyyb) -- Pfizer announced in October 2016 that it will begin shipment of Inflectra, a biosimilar of Remicade®(8) (infliximab) to wholesalers in the U.S. in late November 2016. Inflectra will be introduced at a 15% discount to the current wholesaler acquisition cost (WAC) of Remicade®(8), its reference product. WAC is not inclusive of discounts to payers, providers, distributors and other purchasing organizations. Pfizer holds exclusive commercialization rights to Celltrion’s Inflectra in the U.S., and has already successfully introduced Inflectra in other markets across the globe.

▪
Inlyta (axitinib) -- At the annual meeting of the European Society for Medical Oncology (ESMO 2016) in October 2016, Pfizer announced data from two ongoing, investigational Phase 1b studies of Inlyta combined with a checkpoint inhibitor:

–
In one study, Inlyta was combined with pembrolizumab, a PD-1 inhibitor known as Keytruda®(10) and marketed by Merck, known as MSD outside the United States and Canada (Merck/MSD), in treatment-naïve patients with advanced renal cell carcinoma (RCC). The study was designed to establish dosing and evaluate the safety and anti-tumor activity of Inlyta when combined with pembrolizumab in first-line treatment of advanced RCC. Early indicators from the study point to strong response rates for this combination, with 37 patients (71.2%, confidence internal 56.9, 82.9) achieving objective responses (three complete responses and 34 partial responses); 10 patients had stable disease and 5 patients had disease progression.

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Preliminary results from a similar, separate study (JAVELIN Renal 100) combining Inlyta with avelumab, an investigational, fully human anti-PD-L1 IgG1 monoclonal antibody that is being co-developed by Merck KGaA, Darmstadt, Germany (Merck KGaA) and Pfizer, were also presented and suggested evidence of anti-tumor activity for this combination. In this study, five out of six patients treated so far had confirmed partial responses (objective response rate 83.3%, 95% confidence interval: 35.9, 99.6) and one patient with tumor shrinkage not meeting partial response criteria had stable disease.

Based on these Phase 1 results, two independent global Phase 3 trials evaluating these combinations -- Inlyta plus pembrolizumab and Inlyta plus avelumab -- each compared with Sutent (sunitinib) in first-line advanced RCC are now enrolling patients.

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Sutent (sunitinib malate) -- At ESMO 2016, Pfizer presented results from the Phase 3 S-TRAC clinical trial (Sunitinib Trial as Adjuvant Treatment of Renal Cancer) investigating Sutent as an adjuvant therapy. The trial showed Sutent extended disease-free survival by more than one year versus placebo in patients who were at high risk for recurrence after surgical resection of RCC. The results were also published online by The New England Journal of Medicine. Based on the results of S-TRAC, Pfizer is in discussions with global regulatory authorities to determine potential next steps.

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Trumenba (rLP2086, Meningococcal Serogroup B Bivalent Recombinant Lipoprotein vaccine) -- In October 2016, Pfizer announced that the U.S. Centers for Disease Control and Prevention’s (CDC) Advisory Committee on Immunization Practices (ACIP) voted to recommend the following for Trumenba:

–	For persons at increased risk for meningococcal disease and for use during serogroup B outbreaks, 3 doses of Trumenba should be administered at 0, 1-2, and 6 months.

–
When given to healthy adolescents who are not at increased risk for meningococcal disease, 2 doses of Trumenba should be administered at 0 and 6 months. If the second dose is given at an interval of less than 6 months, a third dose should be given at least 6 months after the first dose.

The ACIP recommendation will be forwarded to the director of the CDC and the U.S. Department of Health and Human Services for review and approval. Once approved, the recommendations are published in the Morbidity and Mortality Weekly Report (MMWR). In 2015, the CDC’s ACIP recommended serogroup B meningococcal (MenB) vaccination for certain persons aged 10 years and older at increased risk for meningococcal disease. They also recommended that a MenB vaccine series may be administered to adolescents and young adults 16 through 23 years of age (preferred age 16 through 18) to provide short-term protection against most strains of MenB disease. In October 2014, Trumenba was granted Accelerated Approval by the FDA for active immunization to prevent invasive disease caused by Neisseria meningitidis serogroup B in individuals 10 through 25 years of age.

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Xalkori (crizotinib) -- In August 2016, Pfizer announced that the EC has approved Xalkori for the treatment of adults with ROS1-positive advanced non-small cell lung cancer (NSCLC). In the EU, Xalkori is also indicated for treatment of adults with anaplastic lymphoma kinase (ALK)-positive advanced NSCLC. In March 2016, Xalkori was approved by the FDA for patients with metastatic NSCLC whose tumors are ROS1-positive.

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Xtandi (enzalutamide) -- In October 2016, Pfizer and Astellas Pharma Inc. announced that the FDA approved a sNDA to update the U.S. product labeling for Xtandi capsules to include new clinical data versus bicalutamide from the TERRAIN study. The data demonstrate improvement in radiographic progression-free survival (rPFS) in patients with metastatic castration-resistant prostate cancer (CRPC) who were treated with Xtandi compared to patients who were treated with bicalutamide. The TERRAIN study evaluated men with metastatic CRPC and the results from this study were published in The Lancet Oncology. The updated label includes data that enzalutamide reduces the risk of radiographic progression or death by 40% compared with bicalutamide, showing a median rPFS of 19.5 months for the enzalutamide group versus a median of 13.4 months for the bicalutamide group (hazard ratio = 0.60 [0.43, 0.83]; 95% confidence interval) based on an analysis recommended by the FDA. The safety profile of enzalutamide was consistent with results of earlier enzalutamide trials.

Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for candidates from Phase 2 through registration.

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Avelumab (PF-06834635, MSB0010718C) -- In October 2016, Merck KGaA and Pfizer announced that the EMA has validated for review Merck KGaA’s Marketing Authorization Application (MAA) for avelumab, for the proposed indication of metastatic Merkel cell carcinoma (MCC), a rare and aggressive skin cancer, which impacts approximately 2,500 Europeans a year. If approved, avelumab could be the first approved treatment indicated for metastatic MCC in the EU. The avelumab metastatic MCC MAA submission is supported by data from JAVELIN Merkel 200, a multicenter, single-arm, open-label, Phase 2 study of 88 patients with metastatic MCC whose disease had progressed after at least one chemotherapy treatment.

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Bococizumab (PF-04950615, RN316) -- Pfizer announced in November 2016 the discontinuation of the global clinical development program for bococizumab, its investigational Proprotein Convertase Subtilisin Kexin type 9 inhibitor (PCSK9i). The totality of clinical information now available for bococizumab, taken together with the evolving treatment and market landscape for lipid-lowering agents, indicates that bococizumab is not likely to provide value to patients, physicians, or shareholders. As a result, Pfizer has decided to discontinue the development program, including the two ongoing cardiovascular outcome studies.

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Ertugliflozin (PF-04971729) -- Pfizer and Merck/MSD announced in September 2016 that a Phase 3 study (VERTIS SITA2) of ertugliflozin, an investigational oral SGLT2 inhibitor for the treatment of patients with type 2 diabetes, met its primary endpoint. Both 5 mg and 15 mg daily doses of ertugliflozin showed significantly greater reductions in A1C (an average measure of blood glucose over the past two to three months) of 0.69% and 0.76%, respectively, compared with placebo (p<0.001, for both comparisons), when added to patients on a background of sitagliptin (100 mg/day) and stable metformin (≥1500 mg/day). These study results were presented for the first time during the 52nd Annual Meeting of the European Association for the Study of Diabetes (EASD). Merck/MSD and Pfizer plan to submit New Drug Applications to the FDA for ertugliflozin and two fixed-dose combinations (ertugliflozin plus Januvia®(11) (sitagliptin) and ertugliflozin plus metformin) by the end of 2016, with additional regulatory submissions outside of the U.S. to follow in 2017.

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PF-04518600 -- At ESMO 2016, Pfizer presented the latest safety, anti-tumor activity and biomarker data from a first-in-human single-agent study of investigational immunotherapy PF-04518600, an OX40 agonist, in a variety of advanced cancers. Preliminary results evaluating 25 patients suggest that PF-04518600 is tolerated up to 3 mg/kg and showed early anti-tumor activity.

▪	PF-06438179 (infliximab-Pfizer) -- Pfizer announced in September 2016 that the confirmatory study (REFLECTIONS B537-02) evaluating the efficacy, safety, and immunogenicity of PF-06438179 (infliximab-

Pfizer) compared to Remicade®(8) (infliximab) met its primary endpoint. The trial demonstrated equivalent efficacy of the proposed biosimilar PF-06438179 to the originator product as measured by the American College of Rheumatology 20 (ACR20) response at Week 14. PF-06438179 is being developed as a potential biosimilar to Remicade®(8). In February 2016, Sandoz acquired the rights from Pfizer for the development, commercialization and manufacture of PF-06438179 in the 28 countries that form the European Economic Area (EEA). Under the terms of the agreement, Pfizer retains commercialization and manufacturing rights to PF-06438179 in countries outside the EEA.
Corporate Developments

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In October 2016, ICU Medical Inc. (ICU Medical) and Pfizer announced that they entered into a definitive agreement under which ICU Medical will acquire all of Pfizer’s global infusion therapy net assets, Hospira Infusion Systems (HIS), for approximately $1 billion in cash and ICU Medical stock. HIS includes IV pumps, solutions and devices. Under the terms of the agreement, Pfizer will receive approximately $400 million in newly issued shares of ICU Medical common stock and $600 million in cash from ICU Medical, subject to customary adjustments for net working capital. Upon completion of the transaction, which the companies expect to occur in the first quarter of 2017 subject to customary closing conditions including required regulatory approvals, Pfizer will own approximately 16.6% of ICU Medical. Pfizer has also agreed to certain restrictions on transfer of its shares for at least 18 months.

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In September 2016, Pfizer announced the completion of its acquisition of Medivation for approximately $14.3 billion in cash ($13.9 billion, net of cash acquired). Pfizer continues to expect the transaction to be immediately accretive to Adjusted Diluted EPS(2) by approximately $0.05 in the first full year following the close, with additional accretion and growth anticipated thereafter(12). Medivation is now a wholly-owned subsidiary of Pfizer.

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In September 2016, Pfizer announced that, after an extensive evaluation, the company’s Board of Directors and Executive Leadership Team determined that Pfizer is best positioned to maximize future shareholder value creation in its current structure and will not pursue splitting Pfizer Innovative Health and Pfizer Essential Health into two, separate publicly-traded companies at this time. Pfizer will move forward with a focus on its strategic priorities to grow and increase operational efficiency to be more competitive.

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In September 2016, Pfizer entered into an exclusive option and license agreement with OncoImmune, Inc. (OncoImmune) for ONC-392, a novel, potentially differentiated preclinical anti-CTLA4 monoclonal antibody in a deal worth up to $250 million in upfront and potential milestone payments. Under the terms of the agreement, Pfizer plans to evaluate ONC-392 up until a certain agreed-upon time to determine whether it will exercise its option to exclusively license ONC-392 as well as any other OncoImmune anti-CTLA4 antibodies. If Pfizer exercises its option under the agreement, Pfizer would be responsible for all development and potential commercialization of the program, and OncoImmune would be eligible to receive potential developmental and commercial milestone payments as well as royalties, tiered from mid-single up to low-double digits, on sales of any potential resulting products.

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Pfizer announced in August 2016 that it entered into an agreement with AstraZeneca to acquire the development and commercialization rights to its small molecule anti-infectives business, primarily outside the U.S. The agreement includes the commercialization and development rights to the newly approved EU drug ZaviceftaTM (ceftazidime-avibactam), the marketed agents MerremTM/MeronemTM (meropenem) and ZinforoTM (ceftaroline fosamil), and the clinical development assets aztreonam-avibactam (ATM-AVI) and CXL (ceftaroline fosamil-AVI). Under the terms of the agreement, Pfizer will make an upfront payment of $550 million to AstraZeneca upon the close of the transaction and a deferred payment of $175 million in January 2019. In addition, AstraZeneca is eligible to receive up to $250 million in milestone payments, up to $600 million in sales-related payments, as well as tiered royalties on sales of ZaviceftaTM and ATM-AVI in certain markets. The transaction is expected to close in the fourth quarter of 2016, subject to customary closing conditions, including antitrust clearance in certain jurisdictions.

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In August 2016, Pfizer acquired all the remaining equity in Bamboo Therapeutics, Inc. (Bamboo), a privately held biotechnology company, focused on developing gene therapies for the potential treatment of patients with certain rare diseases relating to neuromuscular conditions and those affecting the central nervous system, for $150 million, plus potential milestone payments of up to $495 million contingent upon the progression of key assets through development, regulatory approval and commercialization. Pfizer previously purchased a minority stake in Bamboo in the first quarter of 2016 for a payment of approximately $43 million. This acquisition provides Pfizer with several clinical and pre-clinical assets that complement its rare disease portfolio, an advanced recombinant Adeno-Associated Virus vector design and production technology, and a fully functional Phase 1/2 gene therapy manufacturing facility. Bamboo is now a wholly-owned subsidiary of Pfizer.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)
Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(2)
Adjusted income and its components and Adjusted diluted EPS are defined as reported U.S. GAAP net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items (some of which may recur, such as restructuring or legal charges, but which management does not believe are reflective of our ongoing core operations). Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. As described in the Management's Discussion and Analysis of Financial Condition and Results of Operations––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer's Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2016, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income, and certain components of Adjusted income, in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines, medical devices and consumer healthcare (OTC) products––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the third quarter and first nine months of 2016 and 2015. The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
Pfizer's fiscal year-end for international subsidiaries is November 30 while Pfizer's fiscal year-end for U.S. subsidiaries is December 31. Therefore, in accordance with Pfizer's domestic and international reporting periods, Pfizer's consolidated financial statements for the three and nine months ended September 27, 2015 reflect only one month of legacy Hospira U.S. operations but no financial results from legacy Hospira international operations.

(4)
Effective in second-quarter 2016, Pfizer's operating structure was reorganized from three segments to two to reflect changes to how the innovative pharmaceutical, vaccine and consumer healthcare operations are managed. Pfizer Innovative Health was previously known as the Innovative Products business, which was comprised of the Global Innovative Pharmaceutical (GIP) and Global Vaccines,

Oncology and Consumer Healthcare (VOC) segments. Additionally, the name of Pfizer's Established Products business, which consisted of the Global Established Pharmaceutical (GEP) segment, was changed to Pfizer Essential Health. For a description of the revenues in each business, see the Notes to Operating Segment Information section of this press release, which can be found on page 27.

(5)
Effective as of the beginning of 2016, Pfizer’s entire contract manufacturing business, Pfizer CentreOne, is now part of Pfizer Essential Health. Pfizer CentreOne consists of (i) legacy Pfizer’s contract manufacturing and active pharmaceutical ingredient sales operation, including manufacturing and supply agreements with Zoetis Inc. (previously known as Pfizer CentreSource or PCS); and (ii) legacy Hospira’s One-2-One sterile injectables contract manufacturing operation. Prior to 2016, PCS was managed outside of Pfizer's operating segments and its revenues were reported as other business activities. Prior period PCS operating results have been reclassified to conform to the current period presentation as part of Essential Health.

(6)
References to operational variances in this press release pertain to period-over-period growth rates that exclude the impact of foreign exchange as well as the negative currency impact related to Venezuela. The operational variances are determined by multiplying or dividing, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the prior-year average foreign exchange rates. We believe presenting these operational variances provides useful information in evaluating the results of our business because exchange rate changes, while part of our ongoing business, can mask positive or negative trends in the business and are not within our control.

(7)	The 2016 financial guidance reflects the following:

▪
Pfizer does not provide guidance for GAAP Reported financial measures (other than Revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, acquisition-related expenses and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.

▪	Does not assume the completion of any business development transactions not completed as of October 2, 2016, including any one-time upfront payments associated with such transactions.

▪	Exchange rates assumed are a blend of the actual exchange rates in effect through third-quarter 2016 and mid-October 2016 exchange rates for the remainder of the year.

▪
Guidance for 2016 revenues reflects the anticipated negative impact of $1.8 billion due to recent and expected generic competition for certain products that have recently lost or are anticipated to soon lose patent protection.

▪
Guidance for 2016 revenues also reflects the anticipated negative impact of $1.4 billion as a result of unfavorable changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2015, including $0.8 billion due to the estimated significant negative currency impact related to Venezuela. The anticipated negative impact on adjusted diluted EPS(2) resulting from unfavorable changes in foreign exchange rates compared to foreign exchange rates from 2015 is approximately $0.20, including $0.08 due to the estimated significant negative currency impact related to Venezuela.

▪	Guidance for adjusted diluted EPS(2) assumes diluted weighted-average shares outstanding of approximately 6.2 billion shares.

(8)	Remicade® is a registered U.S. trademark of Janssen Biotech, Inc.

(9)	The following are certain product categories within Essential Health:

▪	Sterile Injectable Pharmaceuticals include generic injectables and proprietary specialty injectables (excluding Peri-LOE Products).

▪
Peri-LOE Products include products that have recently lost or are anticipated to soon lose patent protection. These products primarily include Lyrica in certain developed Europe markets, Pristiq globally, Celebrex, Zyvox and Revatio in most developed markets, Vfend and Viagra in certain developed Europe markets and Japan, and Inspra in the EU.

▪	Legacy Established Products include products that have lost patent protection (excluding Sterile Injectable Pharmaceuticals and Peri-LOE Products).
Definitions for all Essential Health product categories can be found in the footnotes to the product revenue tables on page 36 of this press release.
(10)    Keytruda® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc.
(11)    Januvia® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc.

(12)
Pfizer calculates projections regarding the expected accretive impact of the acquisition based on internal forecasts of Adjusted Diluted EPS(2). These accretion projections should not be considered a substitute for GAAP measures. The determinations of the amounts that are excluded from the accretion calculations are a matter of management judgment and depend upon, among other factors, the nature of the underlying expense or income amounts. Pfizer is unable to present quantitative reconciliations because management cannot reasonably predict with sufficient reliability all of the necessary components of the comparable GAAP measure. Pfizer has excluded from the accretion calculations the impact of purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Such items can have a substantial impact on GAAP measures of financial performance.

Contacts:	Media		Investors
	Joan Campion	212.733.2798	Chuck Triano	212.733.3901
			Ryan Crowe	212.733.8160
			Bryan Dunn	212.733.8917

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Third-Quarter		% Incr. /	Nine Months		% Incr. /
	2016	2015	(Decr.)	2016	2015	(Decr.)
Revenues(2)	$13,045	$12,087	8	$39,196	$34,804	13
Costs and expenses:
Cost of sales(3), (4)	3,085	2,219	39	9,111	6,238	46
Selling, informational and administrative expenses(3), (4)	3,559	3,270	9	10,414	9,761	7
Research and development expenses(3), (4)	1,881	1,722	9	5,360	5,342	—
Amortization of intangible assets(4)	968	937	3	2,934	2,748	7
Restructuring charges and certain acquisition-related costs(5)	531	581	(9)	988	727	36
Other (income)/deductions––net(6)	1,417	661	*	2,815	670	*

Income from continuing operations before provision for taxes on income	1,604	2,697	(41)	7,575	9,319	(19)
Provision for taxes on income(7)	284	567	(50)	1,194	2,178	(45)
Income from continuing operations	1,320	2,130	(38)	6,380	7,141	(11)
Discontinued operations––net of tax	—	8	*	—	14	(99)
Net income before allocation to noncontrolling interests	1,319	2,139	(38)	6,380	7,155	(11)
Less: Net income attributable to noncontrolling interests	—	9	*	25	23	9
Net income attributable to Pfizer Inc.	$1,320	$2,130	(38)	$6,355	$7,132	(11)

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.22	$0.34	(37)	$1.04	$1.15	(10)
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.22	$0.35	(37)	$1.04	$1.15	(10)

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.22	$0.34	(37)	$1.03	$1.14	(9)
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.21	$0.34	(37)	$1.03	$1.14	(10)
Weighted-average shares used to calculate earnings per common share:
Basic	6,066	6,168		6,095	6,176
Diluted	6,138	6,243		6,164	6,259

*	Calculation not meaningful.
See end of tables for notes (1) through (7).
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three and nine months ended October 2, 2016 and September 27, 2015. Subsidiaries operating outside the U.S. are included for the three and nine months ended August 28, 2016 and August 23, 2015.

The financial results for the three and nine months ended October 2, 2016 are not necessarily indicative of the results that ultimately could be achieved for the full year.
The financial results of Medivation Inc. (Medivation) are included in our consolidated financial statements commencing from the acquisition date of September 28, 2016. Therefore, in accordance with our domestic and international reporting periods, our consolidated statements of income for the third quarter and first nine months of 2016 reflect three business days of legacy Medivation operations, which were immaterial.
The financial results of Anacor Pharmaceuticals, Inc. (Anacor) are included in our consolidated financial statements commencing from the acquisition date of June 24, 2016. Therefore, in accordance with our domestic and international reporting periods, our consolidated statements of income for the third quarter and first nine months of 2016 reflect approximately three months of legacy Anacor operations, which were immaterial.
The financial results of Hospira, Inc. (Hospira) are included in our consolidated financial statements commencing from the acquisition date of September 3, 2015. Therefore, in accordance with our domestic and international reporting periods, our consolidated statements of income for the third quarter and first nine months of 2015 reflect only one month of legacy Hospira U.S. operations but no financial results from legacy Hospira international operations. Amortization of intangible assets for 2016 includes the amortization of intangible assets acquired from Hospira.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

(2)
Compared with the first nine months of 2015, revenues for the first nine months of 2016 were favorably impacted by approximately $800 million as a result of the first nine months of 2016 having four additional selling days in the U.S. and four additional selling days in international markets.

(3)	Exclusive of amortization of intangible assets, except as discussed in footnote (4) below.

(4)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

(5)
Included in Restructuring charges and certain acquisition-related costs are (i) restructuring charges of $404 million in the third quarter of 2016 and $574 million for the first nine months of 2016 for employee termination costs, exit costs and asset impairments, which are largely associated with cost-reduction and productivity initiatives not associated with acquisitions, as well as our acquisitions of Hospira and Medivation; (ii) transaction costs, such as banking, legal, accounting and other similar services, of $54 million in the third quarter of 2016, most of which are directly related to our acquisition of Medivation, Inc. in September 2016, and $114 million for the first nine months of 2016, most of which are directly related to our acquisitions of Medivation and Anacor, as well as costs associated with our terminated transaction with Allergan plc (Allergan); and (iii) integration costs, representing external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes, of $73 million in the third quarter of 2016, primarily related to our acquisition of Hospira and $300 million for the first nine months of 2016, primarily related to our acquisition of Hospira and the terminated transaction with Allergan.

Included in Restructuring charges and certain acquisition-related costs are (i) restructuring charges of $469 million in the third quarter of 2015 and $555 million in the first nine months of 2015 for employee termination costs, asset impairments and other exit costs largely associated with our acquisition of Hospira; (ii) transaction costs, such as banking, legal, accounting and other similar services, directly related to our acquisition of Hospira of $64 million in the third quarter of 2015 and $70 million in the first nine months of 2015; and (iii) integration costs, representing external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes of $48 million in the third quarter of 2015 and $102 million in the first nine months of 2015, primarily related to our acquisition of Hospira.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(6)	Other (income)/deductions––net includes the following:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	2016	2015	2016	2015
Interest income(a)	$(123)	$(121)	$(357)	$(332)
Interest expense(a)	291	278	889	864
Net interest expense	168	157	532	533
Royalty-related income	(233)	(204)	(695)	(683)
Certain legal matters, net(b)	(40)	—	494	99
Net gains on asset disposals(c)	(47)	(35)	(81)	(230)
Impairment on remeasurement of Hospira Infusion Systems net assets(d)	1,422	—	1,422	—
Certain asset impairments(e)	133	633	1,080	658
Business and legal entity alignment costs(f)	69	60	180	224
Other, net(g)	(55)	50	(117)	70
Other (income)/deductions––net	$1,417	$661	$2,815	$670

(a)
Interest income increased in the first nine months of 2016, primarily due to higher investment returns. Interest expense increased in the third quarter and first nine months of 2016, primarily due to interest on legacy Hospira debt acquired in September 2015 and the addition of new fixed rate debt in the second quarter of 2016, partially offset by the maturity of other fixed rate debt in the second quarter of 2016.

(b)
In the first nine months of 2016, primarily includes amounts to resolve a Multi-District Litigation relating to Celebrex and Bextra pending against the Company in New York federal court for $486 million, which is subject to final court approval, partially offset by the reversal of a legal accrual where a loss is no longer deemed probable. In addition, the first nine months of 2016 includes a settlement related to a patent matter.

(c)
In the first nine months of 2016, includes gains on sales/out-licensing of product and compound rights (approximately $49 million). In the first nine months of 2015, primarily includes gains on sales/out-licensing of product and compound rights (approximately $76 million) and gains on sales of investments in equity securities (approximately $160 million).

(d)
In the third quarter and first nine months of 2016, represents a charge related to the write-down of the Hospira Infusion Systems (HIS) net assets to fair value less estimated costs to sell. In October 2016, ICU Medical Inc. (ICU Medical) and Pfizer announced that they entered into a definitive agreement under which ICU Medical will acquire all of Pfizer’s global infusion therapy net assets, HIS, for approximately $1 billion in cash and ICU Medical stock. HIS includes IV pumps, solutions and devices.

(e)
In the third quarter of 2016, primarily includes intangible asset impairment charges of $126 million, most of which are related to sterile injectable in-process research and development (IPR&D) compounds acquired in connection with our acquisition of InnoPharma, Inc. (InnoPharma). In the first nine months of 2016, primarily includes: (i) intangible asset impairment charges of $767 million, most of which are related to developed technology rights for a generic injectable antibiotic product for the treatment of bacterial infections and an IPR&D compound for the treatment of anemia, both acquired in connection with our acquisition of Hospira, as well as sterile injectable IPR&D compounds acquired in connection with our acquisition of InnoPharma; (ii) an impairment loss of $211 million related to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. (Hisun) in China; and (iii) an impairment loss of $50 million related to Pfizer's 40%-owned equity-method investment in Laboratório Teuto Brasileiro S.A. In the third quarter and first nine months of 2015, primarily includes an impairment loss of $470 million related to Pfizer's 49%-owned equity-method investment with Hisun in China, and impairment charges for intangible assets of $163 million primarily related to developed technology rights for the treatment of attention deficit hyperactivity disorder.

(f)
In the third quarter and first nine months of 2016 and 2015, represents expenses for changes to our infrastructure to align our commercial operations, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(g)
In the first nine months of 2016, includes, among other things, $150 million paid to Allergan for reimbursement of Allergan's expenses associated with the terminated transaction, and income of $116 million from resolution of a contract disagreement.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(7)
The decrease in the effective tax rate for the third quarter of 2016 compared to the third quarter of 2015 was primarily due to a favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, as well as an increase in benefits associated with the U.S. R&D tax credit, which was not in effect in the prior year quarter but was permanently extended on December 18, 2015, partially offset by a decrease in benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities and the expiration of certain statutes of limitations, as well as the unfavorable tax effects of an impairment charge related to the write-down of the HIS net assets to fair value less estimated costs to sell, mainly related to goodwill, which is not deductible for tax purposes, and the jurisdictional mix of intangible assets.

The decrease in the effective tax rate for the first nine months of 2016 compared to the first nine months of 2015 was primarily due to (i) a favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, (ii) benefits related to the final resolution of an agreement in principle reached in February 2016 and finalized in April 2016 to resolve certain claims related to Protonix, which resulted in the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of our tax position, (iii) benefits associated with our Venezuela operations, as well as (iv) an increase in benefits associated with the U.S. R&D tax credit, which was not in effect in the first nine months of the prior year but was permanently extended on December 18, 2015, partially offset by a decrease in benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations, as well as the unfavorable tax effects of an impairment charge related to the write-down of the HIS net assets to fair value less estimated costs to sell, mainly related to goodwill, which is not deductible for tax purposes, and the jurisdictional mix of intangible assets.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Third-Quarter 2016
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$13,045	$—	$—	$—	$—	$13,045
Cost of sales(6), (7)	3,085	(32)	(3)	—	(93)	2,957
Selling, informational and administrative expenses(6), (7)	3,559	(5)	—	—	(23)	3,531
Research and development expenses(6), (7)	1,881	—	—	—	(8)	1,873
Amortization of intangible assets(7)	968	(936)	—	—	—	32
Restructuring charges and certain acquisition-related costs	531	—	(277)	—	(254)	—
Other (income)/deductions––net	1,417	6	—	—	(1,590)	(168)
Income from continuing operations before provision for taxes on income	1,604	966	280	—	1,969	4,819
Provision for taxes on income	284	366	73	—	370	1,094
Income from continuing operations	1,320	600	207	—	1,599	3,726
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	—	—	—	—	—	—
Net income attributable to Pfizer Inc.	1,320	600	207	—	1,599	3,726
Earnings per common share attributable to Pfizer Inc.––diluted	0.21	0.10	0.03	—	0.26	0.61

	Nine Months Ended October 2, 2016
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$39,196	$—	$—	$—	$—	$39,196
Cost of sales(6), (7)	9,111	(284)	(3)	—	(240)	8,584
Selling, informational and administrative expenses(6), (7)	10,414	(13)	—	—	(59)	10,342
Research and development expenses(6), (7)	5,360	1	—	—	(24)	5,336
Amortization of intangible assets(7)	2,934	(2,841)	—	—	—	94
Restructuring charges and certain acquisition-related costs	988	—	(595)	—	(393)	—
Other (income)/deductions––net	2,815	33	—	—	(3,395)	(547)
Income from continuing operations before provision for taxes on income	7,575	3,103	598	—	4,112	15,388
Provision for taxes on income	1,194	962	47	—	1,377	3,581
Income from continuing operations	6,380	2,141	550	—	2,735	11,807
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	25	—	—	—	—	25
Net income attributable to Pfizer Inc.	6,355	2,141	550	—	2,735	11,782
Earnings per common share attributable to Pfizer Inc.––diluted	1.03	0.35	0.09	—	0.44	1.91
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Third-Quarter 2015
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$12,087	$—	$—	$—	$—	$12,087
Cost of sales(6), (7)	2,219	(87)	(12)	—	(13)	2,108
Selling, informational and administrative expenses(6), (7)	3,270	—	—	—	6	3,276
Research and development expenses(6), (7)	1,722	2	—	—	1	1,725
Amortization of intangible assets(7)	937	(904)	—	—	—	33
Restructuring charges and certain acquisition-related costs	581	—	(529)	—	(52)	—
Other (income)/deductions––net	661	28	—	—	(779)	(90)
Income from continuing operations before provision for taxes on income	2,697	960	541	—	837	5,035
Provision for taxes on income	567	271	167	—	294	1,298
Income from continuing operations	2,130	689	374	—	543	3,736
Discontinued operations––net of tax	8	—	—	(8)	—	—
Net income attributable to noncontrolling interests	9	—	—	—	—	9
Net income attributable to Pfizer Inc.	2,130	689	374	(8)	543	3,728
Earnings per common share attributable to Pfizer Inc.––diluted	0.34	0.11	0.06	—	0.09	0.60

	Nine Months Ended September 27, 2015
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$34,804	$—	$—	$—	$—	$34,804
Cost of sales(6), (7)	6,238	(89)	(37)	—	(73)	6,037
Selling, informational and administrative expenses(6), (7)	9,761	2	—	—	(37)	9,726
Research and development expenses(6), (7)	5,342	5	—	—	(12)	5,334
Amortization of intangible assets(7)	2,748	(2,648)	—	—	—	100
Restructuring charges and certain acquisition-related costs	727	—	(594)	—	(133)	—
Other (income)/deductions––net	670	33	—	—	(1,113)	(410)
Income from continuing operations before provision for taxes on income	9,319	2,698	631	—	1,369	14,017
Provision for taxes on income	2,178	770	191	—	406	3,545
Income from continuing operations	7,141	1,928	440	—	962	10,472
Discontinued operations––net of tax	14	—	—	(14)	—	—
Net income attributable to noncontrolling interests	23	—	—	—	—	23
Net income attributable to Pfizer Inc.	7,132	1,928	440	(14)	962	10,449
Earnings per common share attributable to Pfizer Inc.––diluted	1.14	0.31	0.07	—	0.15	1.67
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(1)	Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.

(2)
The financial statements present the three and nine months ended October 2, 2016 and September 27, 2015. Subsidiaries operating outside the U.S. are included for the three and nine months ended August 28, 2016 and August 23, 2015.

The financial results of Medivation Inc. (Medivation) are included in our consolidated financial statements commencing from the acquisition date of September 28, 2016. Therefore, in accordance with our domestic and international reporting periods, our consolidated statements of income for the third quarter and first nine months of 2016 reflect three business days of legacy Medivation operations, which were immaterial.
The financial results of Anacor Pharmaceuticals, Inc. (Anacor) are included in our consolidated financial statements commencing from the acquisition date of June 24, 2016. Therefore, in accordance with our domestic and international reporting periods, our consolidated statements of income for the third quarter and first nine months of 2016 reflect approximately three months of legacy Anacor operations, which were immaterial.
The financial results of Hospira, Inc. (Hospira) are included in our consolidated financial statements commencing from the acquisition date of September 3, 2015. Therefore, in accordance with our domestic and international reporting periods, our consolidated statements of income for the third quarter and first nine months of 2015 reflect only one month of legacy Hospira U.S. operations but no financial results from legacy Hospira international operations.

(3)	Acquisition-related costs include the following:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	2016	2015	2016	2015
Restructuring charges(a)	$150	$417	$181	$422
Transaction costs(a)	54	64	114	70
Integration costs(a)	73	48	300	102
Additional depreciation––asset restructuring(b)	3	12	3	37
Total acquisition-related costs––pre-tax	280	541	598	631
Income taxes(c)	(73)	(167)	(47)	(191)
Total acquisition-related costs––net of tax	$207	$374	$550	$440

(a)
Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. In the third quarter and first nine months of 2016, restructuring charges primarily relate to our acquisitions of Hospira in September 2015 and Medivation in September 2016. Transaction costs represent external costs for banking, legal, accounting and other similar services, most of which in the third quarter of 2016 are directly related to our acquisition of Medivation, and most of which in the first nine months of 2016 are directly related to our acquisitions of Medivation and Anacor, and the terminated transaction with Allergan plc (Allergan). Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In the third quarter of 2016, integration costs primarily relate to our acquisition of Hospira, and for the first nine months of 2016, integration costs primarily relate to our acquisition of Hospira and the terminated transaction with Allergan. In 2015, restructuring charges, transaction costs and integration costs primarily relate to our acquisition of Hospira. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(b)	Included in Cost of sales. Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions.

(c)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The first nine months of 2016 were unfavorably impacted by the remeasurement of certain deferred tax liabilities resulting from plant network restructuring activities.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(4)	Certain significant items include the following:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	2016	2015	2016	2015
Restructuring charges(a)	$254	$52	$393	$133
Implementation costs and additional depreciation––asset restructuring(b)	122	55	350	169
Certain legal matters, net(c)	(40)	—	506	92
Impairment on remeasurement of Hospira Infusion Systems net assets(d)	1,422	—	1,422	—
Certain asset impairments(e)	126	633	1,073	633
Business and legal entity alignment costs(f)	69	60	180	224
Other(g)	17	36	189	117
Total certain significant items––pre-tax	1,969	837	4,112	1,369
Income taxes(h)	(370)	(294)	(1,377)	(406)
Total certain significant items––net of tax	$1,599	$543	$2,735	$962

(a)	Relates to our cost-reduction and productivity initiatives not related to acquisitions. Included in Restructuring charges and certain acquisition-related costs.

(b)
Relates to our cost-reduction and productivity initiatives not related to acquisitions. Virtually all included in Cost of sales ($89 million), Selling, informational and administrative expenses ($23 million) and Research and development expenses ($8 million) for third-quarter 2016. Virtually all included in Cost of sales ($269 million), Selling, informational and administrative expenses ($56 million) and Research and development expenses ($22 million) for the first nine months of 2016. Virtually all included in Cost of sales ($34 million), Selling, informational and administrative expenses ($16 million) and Research and development expenses ($3 million) for third-quarter 2015. Virtually all included in Cost of sales ($95 million), Selling, informational and administrative expenses ($55 million) and Research and development expenses ($16 million) for the first nine months of 2015.

(c)
Included in Other (income)/deductions––net. In the first nine months of 2016, primarily includes amounts to resolve a Multi-District Litigation relating to Celebrex and Bextra pending against the Company in New York federal court for $486 million, which is subject to final court approval, partially offset by the reversal of a legal accrual where a loss is no longer deemed probable. In addition, the first nine months of 2016 includes a settlement related to a patent matter.

(d)
Included in Other (income)/deductions––net. In the third quarter and first nine months of 2016, represents an impairment charge related to the write-down of the Hospira Infusion Systems (HIS) net assets to fair value less estimated costs to sell. In October 2016, ICU Medical Inc. (ICU Medical) and Pfizer announced that they entered into a definitive agreement under which ICU Medical will acquire all of Pfizer’s global infusion therapy net assets, HIS, for approximately $1 billion in cash and ICU Medical stock. HIS includes IV pumps, solutions and devices.

(e)
Included in Other (income)/deductions––net. In the third quarter of 2016, represents intangible asset impairment charges, most of which are related to sterile injectable in-process research and development (IPR&D) compounds acquired in connection with our acquisition of InnoPharma, Inc. (InnoPharma). In the first nine months of 2016, primarily includes: (i) intangible asset impairment charges of $767 million, most of which are related to developed technology rights for a generic injectable antibiotic product for the treatment of bacterial infections and an IPR&D compound for the treatment of anemia, both acquired in connection with our acquisition of Hospira, as well as sterile injectable IPR&D compounds acquired in connection with our acquisition of InnoPharma; (ii) an impairment loss of $211 million related to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. (Hisun) in China; and (iii) an impairment loss of $50 million related to Pfizer's 40%-owned equity-method investment in Laboratório Teuto Brasileiro S.A. In the third quarter and first nine months of 2015, includes an impairment loss of $470 million related to Pfizer's 49%-owned equity-method investment with Hisun in China and impairment charges for intangible assets of $163 million, primarily related to developed technology rights for the treatment of attention deficit hyperactivity disorder.

(f)
Included in Other (income)/deductions––net. In the third quarter and first nine months of 2016 and 2015, represents expenses for changes to our infrastructure to align our commercial operations, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(g)
In the third quarter of 2016, included in Cost of sales ($4 million) and Other (income)/deductions––net ($13 million). For the first nine months of 2016, included in Cost of sales ($29 million income), Selling, informational and administrative expenses ($3 million), Research and development expenses ($2 million) and Other (income)/deductions––net ($213 million). For the third quarter of 2015, included in Cost of sales ($21 million income), Selling, informational and administrative expenses ($22 million income), Research and development expenses ($4 million income) and Other (income)/deductions––net ($84 million). For the first nine months of 2015, included in Cost of sales ($21 million income), Selling, informational and administrative expenses ($19 million income), Research and development expenses ($4 million income) and Other (income)/deductions––net ($161 million).

(h)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The first nine months of 2016 were favorably impacted by benefits related to the final resolution of an agreement in principle reached in February 2016 and finalized in April 2016 to resolve certain claims related to Protonix, which resulted in the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of our tax position, as well as benefits associated with our Venezuela operations, partially offset by the unfavorable tax effects of an impairment charge related to the write-down of the HIS net assets to fair value less estimated costs to sell, mainly related to goodwill, which is not deductible for tax purposes, and the jurisdictional mix of intangible assets.

(5)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement (as described in the “Management's Discussion and Analysis of Financial Condition and Results of Operations––Non-GAAP Financial Measure (Adjusted Income)” section of Pfizer's Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2016), Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of their non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(6)	Exclusive of amortization of intangible assets, except as discussed in footnote (7) below.

(7)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1)
(UNAUDITED)
(millions of dollars)

	Third-Quarter 2016
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(2), (3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$7,332	$5,712	$—	$13,045	$—	$13,045
Cost of sales	1,039	1,546	372	2,957	128	3,085
% of revenue	14.2%	27.1%	*	22.7%	*	23.6%
Selling, informational and administrative expenses	1,647	813	1,071	3,531	28	3,559
Research and development expenses	671	292	911	1,873	8	1,881
Amortization of intangible assets	25	7	—	32	936	968
Restructuring charges and certain acquisition-related costs	—	—	—	—	531	531
Other (income)/deductions––net	(237)	(73)	142	(168)	1,584	1,417
Income from continuing operations before provision for taxes on income	4,187	3,128	(2,496)	4,819	(3,215)	1,604

	Nine Months Ended October 2, 2016
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(2), (3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$21,471	$17,725	$—	$39,196	$—	$39,196
Cost of sales	2,930	4,677	977	8,584	527	9,111
% of revenue	13.6%	26.4%	*	21.9%	*	23.2%
Selling, informational and administrative expenses	4,947	2,435	2,960	10,342	72	10,414
Research and development expenses	1,815	876	2,645	5,336	23	5,360
Amortization of intangible assets	74	20	—	94	2,841	2,934
Restructuring charges and certain acquisition-related costs	—	—	—	—	988	988
Other (income)/deductions––net	(764)	(267)	484	(547)	3,362	2,815
Income from continuing operations before provision for taxes on income	12,470	9,985	(7,066)	15,388	(7,813)	7,575
See end of tables for notes (1) through (5).
Amounts may not add due to rounding.

*	Calculation not meaningful.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1)
(UNAUDITED)
(millions of dollars)

	Third-Quarter 2015
	Innovative Health (IH)(2)	Essential Heath (EH)(2)	Other(2), (3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$6,752	$5,335	$—	$12,087	$—	$12,087
Cost of sales	876	1,159	74	2,108	111	2,219
% of revenue	13.0%	21.7%	*	17.4%	*	18.4%
Selling, informational and administrative expenses	1,524	799	953	3,276	(7)	3,270
Research and development expenses	558	241	926	1,725	(3)	1,722
Amortization of intangible assets	23	10	—	33	904	937
Restructuring charges and certain acquisition-related costs	—	—	—	—	581	581
Other (income)/deductions––net	(247)	(54)	211	(90)	751	661
Income from continuing operations before provision for taxes on income	4,018	3,181	(2,164)	5,035	(2,337)	2,697

	Nine Months Ended September 27, 2015
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(2), (3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$19,120	$15,683	$—	$34,804	$—	$34,804
Cost of sales	2,579	3,203	255	6,037	200	6,238
% of revenue	13.5%	20.4%	*	17.3%	*	17.9%
Selling, informational and administrative expenses	4,546	2,343	2,837	9,726	35	9,761
Research and development expenses	1,873	660	2,801	5,334	7	5,342
Amortization of intangible assets	70	30	—	100	2,648	2,748
Restructuring charges and certain acquisition-related costs	—	—	—	—	727	727
Other (income)/deductions––net	(778)	(93)	461	(410)	1,080	670
Income from continuing operations before provision for taxes on income	10,831	9,540	(6,354)	14,017	(4,698)	9,319
See end of tables for notes (1) through (5).
Amounts may not add due to rounding.

*	Calculation not meaningful.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(1)	Certain amounts in the operating segment information and associated notes may not add due to rounding.

(2)
Amounts represent the revenues and costs managed by each of our operating segments: Pfizer Innovative Health (IH) and Pfizer Essential Health (EH). The expenses generally include only those costs directly attributable to the operating segment. Effective in the second quarter of 2016, our segments were reorganized to reflect that we now manage our innovative pharmaceutical and consumer healthcare operations as one business segment, Pfizer Innovative Health (previously these businesses were managed as two segments: the Global Innovative Pharmaceutical segment and the Global Vaccines, Oncology and Consumer Healthcare segment). Also, in the second quarter of 2016, we changed the name of our Established Products business to Pfizer Essential Health. We have revised prior-period segment information to reflect the reorganization.

Medivation's commercial operations are included in IH's operating results in our consolidated statement of income, commencing from the acquisition date of September 28, 2016. Therefore, in accordance with our domestic and international reporting periods, our results of operations and IH's operating results for the third quarter and first nine months of 2016 reflect three business days of legacy Medivation operations, which were immaterial.
Anacor's commercial operations are included in IH's operating results in our consolidated statement of income, commencing from the acquisition date of June 24, 2016. Therefore, in accordance with our domestic and international reporting periods, our results of operations and IH's operating results for the third quarter and first nine months of 2016 reflect approximately three months of legacy Anacor operations, which were immaterial.
Hospira's commercial operations are included in EH's operating results in our consolidated statement of income, commencing from the acquisition date of September 3, 2015. Therefore, in accordance with our domestic and international reporting periods, our results of operations and EH's operating results for the third quarter and first nine months of 2015 reflect only one month of legacy Hospira U.S. operations but no financial results from legacy Hospira international operations.

Some additional information about our business segments follows:
Pfizer Innovative Health (IH) Segment	Pfizer Essential Health (EH) Segment
IH focuses on developing and commercializing novel, value-creating medicines and vaccines that significantly improve patients’ lives, as well as products for consumer healthcare. Key therapeutic areas include internal medicine, vaccines, oncology, inflammation & immunology, rare diseases and consumer healthcare and include leading brands, such as Prevnar/Prevenar 13, Xeljanz, Eliquis, Lyrica (U.S., Japan and certain other markets), Enbrel (outside the U.S. and Canada), Viagra (U.S. and Canada), Ibrance and Xtandi, as well as several well-known, over-the-counter (OTC) consumer products.

EH includes legacy brands that have lost or will soon lose market exclusivity in both developed and emerging markets, branded generics, generic sterile injectable products, biosimilars and infusion systems. EH also includes a new EH research and development organization as well as our contract manufacturing business.

Effective as of the beginning of 2016, the following changes impact EH:

•
Our entire contract manufacturing business, Pfizer CentreOne (previously known as Pfizer CentreSource or PCS), is part of EH. Pfizer CentreOne consists of (i) the revenues and expenses of legacy Pfizer's contract manufacturing and active pharmaceutical ingredient sales operation, including the revenues and expenses related to our manufacturing and supply agreements with Zoetis Inc.; and (ii) the revenues and expenses of legacy Hospira's One-2-One sterile injectables contract manufacturing operation, which has been included in EH since we acquired Hospira on September 3, 2015. Prior to 2016, PCS was managed outside our operating segments as part of Pfizer Global Supply and reported as "Other Business Activities". We have reclassified prior period PCS operating results ($116 million of PCS revenues and $15 million of PCS earnings in the third quarter of 2015, and $360 million of PCS revenues and $66 million of PCS earnings in the first nine months of 2015) to conform to the current period presentation as part of EH.

•
In connection with the formation of a new EH Research and Development (R&D) organization, certain functions transferred from Pfizer’s Worldwide Research and Development (WRD) organization to the new EH R&D organization. The new R&D organization within EH expects to develop potential new sterile injectable drugs and therapeutic solutions, as well as biosimilars. We have reclassified approximately $68 million of costs in the third

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

quarter of 2015 and $202 million of costs in the first nine months of 2015 from WRD to EH to conform to the current period presentation as part of EH.
Effective as of the beginning of the second quarter of 2016, the following changes impact IH:

•
In connection with the formation of the Global Product Development (GPD) organization, a new unified center for late-stage development for our innovative products, which is generally responsible for the clinical development of assets that are in clinical trials for our WRD and Innovative portfolios, certain development-related functions transferred from IH to GPD. We have reclassified approximately $76 million of costs in the first quarter of 2016, $77 million of costs in the third quarter of 2015 and approximately $223 million of costs in the first nine months of 2015 from IH to GPD to conform to the current period presentation as part of GPD.

The third quarter of 2016 reflects the following, as compared to the third quarter of 2015:

•
IH––The increase in Cost of sales as a percentage of Revenues was primarily driven by the unfavorable impact of foreign exchange, partially offset by an increase in alliance revenues, which have no associated cost of sales. The increase in Cost of sales was primarily driven by the unfavorable impact of foreign exchange, an increase in royalty expense and increased sales volume. The increase in Selling, informational and administrative expenses reflects increased investment across select key products, including Eliquis, Xeljanz and Prevnar 13, partially offset by the favorable impact of foreign exchange. The increase in Research and development expenses primarily reflects increased costs associated with our oncology programs, primarily our avelumab alliance with Merck KGaA.

•
EH––The increase in Cost of sales as a percentage of Revenues was primarily due to the inclusion of legacy Hospira global operations in 2016, compared to the inclusion of only one month of legacy Hospira U.S. operations in the third quarter of 2015, the unfavorable impact of foreign exchange and the impact of product losses of exclusivity resulting in an unfavorable change in product mix. The increase in Cost of sales was driven by the inclusion of legacy Hospira global operations in 2016, compared to the inclusion of only one month of legacy Hospira U.S. operations in the third quarter of 2015 and the unfavorable impact of foreign exchange, partially offset by lower volumes in developed markets. The increase in Selling, informational and administrative expenses was primarily due to the inclusion of legacy Hospira global operations in 2016, compared to the inclusion of only one month of legacy Hospira U.S. operations in the third quarter of 2015, partially offset by lower advertising, promotional and field force expenses, reflecting the benefits of cost-reduction and productivity initiatives, and the favorable impact of foreign exchange. Research and development expenses increased, reflecting the inclusion of legacy Hospira global operations in 2016, compared to the inclusion of only one month of legacy Hospira U.S. operations in the third quarter of 2015 and increased investment in legacy Hospira biosimilar and sterile injectable development programs.

The first nine months of 2016 reflects the following, as compared to the first nine months of 2015:

•
IH––Cost of sales as a percentage of Revenues was essentially flat compared to the first nine months of 2015. The increase in Cost of sales was primarily driven by the unfavorable impact of foreign exchange, an increase in sales volumes and an increase in royalty expense. The increase in Selling, informational and administrative expenses reflects an increase in the allowance for doubtful trade accounts receivable, resulting from unfavorable developments with a distributor, and additional investment across select key products, including Eliquis and Ibrance, partially offset by the favorable impact of foreign exchange. The decrease in Research and development expenses primarily reflects the non-recurrence of the $295 million upfront payment made to OPKO Health Inc. in the first quarter of 2015, partially offset by increased costs associated with our oncology programs, primarily our avelumab alliance with Merck KGaA and increased investment in certain late-stage pipeline programs, primarily bococizumab.

•
EH––The increase in Cost of sales as a percentage of Revenues was primarily due to the inclusion of legacy Hospira global operations in 2016, compared to the inclusion of only one month of legacy Hospira U.S. operations in the first nine months of 2015, the unfavorable impact of foreign exchange and the impact of product losses of exclusivity resulting in an unfavorable change in product mix. The increase in Cost of sales was driven by the inclusion of legacy Hospira global operations in 2016, compared to the inclusion of only one month of legacy Hospira U.S. operations in the first nine months of 2015 and the unfavorable impact of foreign exchange, partially offset by lower volumes in developed markets. The increase in Selling, informational and administrative expenses was primarily due to the inclusion of legacy Hospira global operations in 2016, compared to the inclusion of only one month of legacy Hospira U.S. operations in the first nine months of 2015, partially offset by lower advertising, promotional and field force expenses, reflecting the benefits of cost-reduction and productivity initiatives and the favorable impact of foreign exchange. Research and development expenses increased, reflecting the inclusion of legacy Hospira global operations in 2016, compared to the inclusion of only one month of legacy Hospira U.S.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

operations in the first nine months of 2015 and increased investment in legacy Hospira biosimilar and sterile injectable development programs. The favorable change in Other (income)/deductions––net primarily reflects resolution of a contract disagreement and the favorable impact of foreign exchange.

(3)	Other comprises the revenues and costs included in our Adjusted income components(4) that are managed outside of our two operating segments and includes the following:

	Third-Quarter 2016
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$—	$—	$—	$—	$—	$—
Cost of sales	—	—	—	104	268	372
Selling, informational and administrative expenses	—	1	32	1,041	(3)	1,071
Research and development expenses	575	172	1	168	(5)	911
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	5	—	—	191	(54)	142
Loss from continuing operations before provision for taxes on income	$(580)	$(173)	$(33)	$(1,504)	$(206)	$(2,496)

	Nine Months Ended October 2, 2016
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$—	$—	$—	$—	$—	$—
Cost of sales	—	—	—	194	783	977
Selling, informational and administrative expenses	—	1	93	2,817	48	2,960
Research and development expenses	1,629	487	—	522	6	2,645
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	(22)	—	—	590	(83)	484
Loss from continuing operations before provision for taxes on income	$(1,608)	$(488)	$(94)	$(4,123)	$(753)	$(7,066)

	Third-Quarter 2015
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$—	$—	$—	$—	$—	$—
Cost of sales	—	—	—	29	44	74
Selling, informational and administrative expenses	—	—	34	905	14	953
Research and development expenses	526	163	7	223	7	926
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	(15)	—	—	219	8	211
Loss from continuing operations before provision for taxes on income	$(510)	$(163)	$(41)	$(1,376)	$(73)	$(2,164)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

	Nine Months Ended September 27, 2015
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$—	$—	$—	$—	$—	$—
Cost of sales	—	—	—	77	178	255
Selling, informational and administrative expenses	—	—	88	2,712	37	2,837
Research and development expenses	1,611	467	20	683	20	2,801
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	(59)	—	—	476	44	461
Loss from continuing operations before provision for taxes on income	$(1,552)	$(467)	$(108)	$(3,949)	$(278)	$(6,354)

(a)
WRD––the research and development expenses managed by our WRD organization, which is generally responsible for research projects for our Innovative Health business until proof-of-concept is achieved and then for transitioning those projects to the IH segment via the newly formed GPD organization for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. The WRD organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects, including EH R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities. As noted above, in connection with the formation of the new EH R&D organization, certain functions transferred from WRD to the new EH R&D organization. We have reclassified approximately $68 million of costs in the third quarter of 2015 and $202 million in the first nine months of 2015 from WRD to EH to conform to the current period presentation as part of EH. Also, in connection with the formation of the new GPD organization, beginning in the second quarter of 2016, certain development-related functions transferred from WRD to GPD. See note (b) below for additional information.

(b)
GPD––the costs associated with our newly formed GPD organization, which is generally responsible for the clinical development of assets that are in clinical trials for our WRD and Innovative portfolios. GPD also provides technical support and other services to Pfizer R&D projects. In connection with the formation of the GPD organization, certain development-related functions transferred from WRD and IH to GPD. We have reclassified costs of approximately $78 million from WRD and $76 million from IH in the first quarter of 2016, approximately $86 million from WRD and $77 million from IH in the third quarter of 2015 and approximately $244 million from WRD and $223 million from IH in the first nine months of 2015 to GPD to conform to the current period presentation as part of GPD.

(c)
Medical––the costs associated with our Pfizer Medical organization (Medical), which is responsible for the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, and partnerships with global public health and medical associations.

(d)
Corporate––the costs associated with Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance and worldwide procurement) and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments.

(e)	Other Unallocated––other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations not directly attributable to an operating segment.

Although we typically provide qualitative information about our Other costs on an annual basis, updated estimates are provided in the first nine months of 2016, reflecting: (i) the reorganization of our IH business; (ii) the transfer of certain WRD functions to EH; and (iii) the transfer of certain development-related functions from WRD and IH to GPD. For information purposes only, for the first nine months of 2016, we estimate that Other costs, in the aggregate and as described above, but excluding (i) net interest-related expense not attributable to an operating segment included in Corporate (approximately $616 million for the first nine months of 2016 in Other (income)/deductions––net); and (ii) net income from investments not attributable to an operating segment and included in Corporate (approximately $76 million for the first nine months of 2016 in Other (income)/deductions––net), are generally associated with our operating segments, as follows:

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

Nine Months Ended October 2, 2016
(PERCENTAGES)	IH	EH
Total WRD/GPD/Medical costs	97% - 99%	1% - 3%
Total Corporate/Other Unallocated costs	47% - 49%	51% - 53%
Total WRD/GPD/Medical and Corporate/Other Unallocated costs	64% - 66%	34% - 36%
Total WRD/GPD/Medical and Corporate/Other Unallocated costs, by line item:
Cost of sales	19% - 21%	79% - 81%
Selling, informational and administrative expenses	51% - 53%	47% - 49%
Research and development expenses	94% - 96%	4% - 6%
Other (income)/deductions––net	*	*

*
Amounts not material. After excluding net interest expense included in Corporate and net income on investments not attributable to an operating segment and included in Corporate, Other (income)/deductions––net approximates $57 million of income for the first nine months of 2016.

The percentages provided in the table above do not purport to reflect additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented.

•
WRD/GPD/Medical––The information provided in the table above for WRD, GPD and Medical was substantially all derived from our estimates of the costs incurred in connection with the R&D projects associated with each operating segment.

•
Corporate/Other Unallocated––The information provided in the table above for Corporate and Other Unallocated was derived mainly using proportional allocation methods based on global, regional or country revenues or global, regional or country headcount, as well as certain cost metrics, as appropriate, such as those derived from research and development and manufacturing costs, and, to a lesser extent, specific identification. Management believes that the allocations of Corporate and Other Unallocated costs are reasonable.

(4)
These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items (some of which may recur, such as restructuring or legal charges, but which management does not believe are reflective of our ongoing core operations). Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other (Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure. As described in the “Management's Discussion and Analysis of Financial Condition and Results of Operations––Non-GAAP Financial Measure (Adjusted Income)” section of Pfizer's Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2016, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income and certain components of Adjusted income in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines, medical devices and consumer healthcare (OTC) products––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the third quarter and first nine months of 2016 and 2015. The Adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.

(5)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive and in some cases recurring (such as restructuring or legal charges), or unusual items that are evaluated on an individual basis by management. For additional information about these reconciling items and/or our non-GAAP adjusted measure of performance, see the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the third quarter and first nine months of 2016 and 2015.

PFIZER INC. - REVENUES
THIRD-QUARTER 2016 and 2015
(UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2016	2015	% Change		2016	2015	% Change	2016	2015	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$13,045	$12,087	8%	10%	$6,530	$5,565	17%	$6,515	$6,522	—	3%
PFIZER INNOVATIVE HEALTH (IH)(b)	$7,332	$6,752	9%	10%	$4,244	$3,722	14%	$3,088	$3,030	2%	4%
Internal Medicine	$2,243	$1,954	15%	14%	$1,604	$1,483	8%	$639	$471	36%	32%
Lyrica IH(c)	1,049	947	11%	9%	786	703	12%	263	244	8%	3%
Viagra IH(d)	297	333	(11%)	(11%)	289	324	(11%)	9	9	(3%)	(1%)
Chantix/Champix	198	159	24%	24%	142	103	38%	56	56	(1%)	(1%)
Toviaz	60	59	1%	(3%)	22	23	(5%)	38	36	4%	(1%)
BMP2	63	57	12%	12%	63	57	12%	—	—	—	—
Alliance revenues(e)	417	343	22%	20%	253	244	4%	164	99	66%	59%
All other Internal Medicine(r)	159	56	*	*	49	29	65%	111	27	*	*
Vaccines	$1,641	$1,629	1%	1%	$1,050	$1,056	(1%)	$591	$573	3%	5%
Prevnar/Prevenar 13	1,536	1,576	(3%)	(2%)	1,011	1,046	(3%)	525	530	(1%)	1%
FSME/IMMUN-TicoVac	33	28	20%	20%	—	—	—	33	28	20%	20%
All other Vaccines	72	26	*	*	39	10	*	33	16	*	*
Oncology	$1,104	$786	41%	41%	$749	$462	62%	$356	324	10%	11%
Ibrance	550	230	*	*	531	229	*	19	1	*	*
Sutent	260	279	(7%)	(6%)	83	93	(11%)	177	186	(5%)	(3%)
Xalkori	140	122	14%	15%	60	57	6%	80	66	22%	23%
Inlyta	95	105	(9%)	(11%)	36	48	(26%)	59	56	5%	2%
All other Oncology	60	50	20%	19%	39	35	10%	21	14	46%	41%
Inflammation & Immunology (I&I)	$960	$987	(3%)	2%	$219	$113	94%	$741	$874	(15%)	(10%)
Enbrel (Outside the U.S. and Canada)	701	844	(17%)	(12%)	—	—	—	701	844	(17%)	(12%)
Xeljanz	235	127	85%	86%	202	113	79%	32	14	*	*
All other I&I	24	16	55%	40%	17	—	*	7	16	(53%)	(69%)
Rare Disease	$585	$579	1%	2%	$175	$166	6%	$410	$413	(1%)	—
BeneFIX	176	194	(10%)	(9%)	71	81	(12%)	104	114	(8%)	(6%)
Genotropin	147	142	4%	2%	34	32	6%	113	109	3%	1%
Refacto AF/Xyntha	140	130	8%	11%	28	23	22%	112	107	5%	8%
Somavert	59	54	9%	9%	19	17	14%	40	37	7%	6%
Rapamune	38	32	18%	24%	17	9	*	21	24	(12%)	(4%)
All other Rare Disease	25	27	(6%)	(11%)	5	5	10%	20	22	(10%)	(15%)
Consumer Healthcare	$798	$817	(2%)	2%	$448	$442	1%	$351	$375	(7%)	2%
PFIZER ESSENTIAL HEALTH (EH)(f)	$5,712	$5,335	7%	10%	$2,286	$1,843	24%	$3,426	$3,492	(2%)	2%
Legacy Established Products (LEP)(g)	$2,708	$2,919	(7%)	(4%)	$887	$938	(5%)	$1,821	$1,981	(8%)	(3%)
Lipitor	422	454	(7%)	—	27	41	(33%)	394	413	(5%)	4%
Premarin family	244	263	(7%)	(7%)	229	246	(7%)	15	17	(7%)	(1%)
Norvasc	238	241	(1%)	1%	10	9	10%	228	232	(2%)	1%
EpiPen	110	107	3%	3%	91	91	—	18	15	18%	17%
Xalatan/Xalacom	91	98	(8%)	(11%)	5	5	9%	86	94	(9%)	(12%)
Relpax	83	91	(9%)	(11%)	59	57	3%	24	34	(30%)	(34%)
Zoloft	72	95	(25%)	(22%)	14	16	(15%)	58	79	(27%)	(24%)
Effexor	70	66	6%	9%	22	20	10%	48	46	5%	8%
Zithromax/Zmax(h)	56	63	(11%)	(10%)	3	4	(13%)	53	59	(10%)	(10%)
Xanax/Xanax XR	55	55	(1%)	(1%)	12	12	3%	43	44	(2%)	(2%)
Cardura	49	52	(5%)	(5%)	1	1	24%	48	51	(6%)	(5%)
Neurontin	45	45	—	6%	11	10	9%	34	35	(3%)	6%
Tikosyn	20	44	(56%)	(56%)	19	44	(56%)	—	—	—	—
Depo-Provera	36	45	(21%)	(18%)	18	17	7%	17	28	(38%)	(33%)
All other LEP	1,119	1,199	(7%)	(2%)	365	365	—	754	834	(10%)	(3%)
Sterile Injectable Pharmaceuticals (SIP)(i)	$1,461	$957	53%	55%	$822	$487	69%	$639	$469	36%	42%
Medrol(h)	102	98	4%	9%	61	53	14%	42	45	(7%)	3%
Sulperazon	102	72	42%	51%	—	—	—	102	72	42%	51%
Fragmin	80	84	(6%)	(2%)	7	8	(10%)	73	77	(5%)	(1%)
Tygacil	69	81	(15%)	(12%)	24	30	(20%)	45	51	(13%)	(8%)
All other SIP	1,108	621	78%	80%	731	397	84%	377	225	68%	73%
Peri-LOE Products(j)	$1,023	$1,229	(17%)	(15%)	$233	$250	(7%)	$790	$979	(19%)	(17%)
Lyrica EH(c)	191	273	(30%)	(27%)	—	—	—	191	273	(30%)	(27%)
Celebrex	194	212	(8%)	(8%)	33	51	(36%)	162	161	—	1%
Pristiq	174	185	(6%)	(5%)	138	144	(5%)	36	41	(11%)	(7%)
Vfend	140	165	(15%)	(14%)	6	10	(44%)	134	155	(13%)	(12%)
Zyvox	94	165	(43%)	(41%)	18	27	(35%)	76	138	(45%)	(42%)
Viagra EH(d)	89	97	(8%)	(3%)	—	—	—	89	97	(8%)	(3%)
Revatio	73	53	37%	36%	25	9	*	48	45	7%	7%
All other Peri-LOE Products	68	79	(14%)	(14%)	15	10	53%	53	69	(24%)	(24%)
Infusion Systems(k)	$281	$94	*	*	$220	$94	*	$61	$—	*	*
Biosimilars(l)	$83	$—	*	*	$—	$—	—	$83	$—	*	*
Pfizer CentreOne(m)	$156	$136	15%	15%	$123	$74	67%	$33	$62	(47%)	(46%)
Total Lyrica(c)	$1,240	$1,220	2%	1%	$786	$703	12%	$454	$517	(12%)	(13%)
Total Viagra(d)	$387	$430	(10%)	(9%)	$289	$324	(11%)	$98	$106	(8%)	(3%)
Total Alliance revenues	$419	$349	20%	18%	$254	$245	3%	$165	$103	60%	53%
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
THIRD-QUARTER 2016 and 2015
(UNAUDITED)

	DEVELOPED EUROPE(n)				DEVELOPED REST OF WORLD(o)				EMERGING MARKETS(p)
	2016	2015	% Change		2016	2015	% Change		2016	2015	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$2,218	$2,315	(4%)	(3%)	$1,711	$1,513	13%	2%	$2,586	$2,694	(4%)	9%
PFIZER INNOVATIVE HEALTH (IH)(b)	$1,271	$1,296	(2%)	—	$874	$749	17%	6%	$944	$985	(4%)	10%
Internal Medicine	$153	$61	*	*	$362	$293	24%	10%	$125	$118	6%	22%
Lyrica IH(c)	—	—	—	—	208	178	17%	3%	54	67	(19%)	4%
Viagra IH(d)	—	—	—	—	9	9	(3%)	(1%)	—	—	—	—
Chantix/Champix	17	19	(10%)	(5%)	32	28	14%	9%	6	9	(30%)	(22%)
Toviaz	15	18	(17%)	(15%)	20	16	27%	12%	3	3	3%	8%
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Alliance revenues(q)	99	58	72%	74%	65	39	67%	47%	—	2	(86%)	(86%)
All other Internal Medicine(r)	22	(34)	*	*	27	23	19%	4%	62	37	65%	74%
Vaccines	$185	$190	(3%)	(1%)	$112	$109	2%	(6%)	$294	$273	7%	13%
Prevnar/Prevenar 13	128	150	(15%)	(13%)	110	109	1%	(7%)	286	271	6%	11%
FSME/IMMUN-TicoVac	29	25	17%	16%	—	—	—	—	4	2	56%	57%
All other Vaccines	28	15	85%	91%	2	—	*	*	4	—	*	*
Oncology	$166	$158	5%	6%	$80	$64	25%	11%	$110	$102	9%	21%
Ibrance	6	—	*	*	1	—	*	*	12	1	*	*
Sutent	85	91	(7%)	(6%)	32	28	13%	2%	59	66	(10%)	(1%)
Xalkori	42	33	25%	26%	15	11	31%	21%	24	22	12%	20%
Inlyta	25	27	(7%)	(5%)	23	20	17%	—	11	10	11%	29%
All other Oncology	9	7	16%	17%	9	4	*	82%	3	3	24%	42%
Inflammation & Immunology (I&I)	$441	$535	(18%)	(16%)	$141	$121	17%	3%	$159	$218	(27%)	(3%)
Enbrel (Outside Canada)	445	532	(16%)	(15%)	109	100	9%	(3%)	147	212	(30%)	(7%)
Xeljanz	5	3	46%	50%	16	5	*	*	11	6	92%	*
All other I&I	(8)	—	*	*	15	16	(1%)	(17%)	—	—	—	—
Rare Disease	$238	$259	(8%)	(6%)	$105	$92	14%	5%	$67	$62	8%	19%
BeneFIX	64	70	(9%)	(6%)	31	29	8%	3%	10	15	(36%)	(28%)
Genotropin	47	51	(7%)	(6%)	42	38	11%	(5%)	23	20	15%	26%
Refacto AF/Xyntha	79	83	(4%)	(2%)	14	12	23%	24%	19	13	49%	60%
Somavert	31	30	1%	1%	4	4	21%	12%	4	3	42%	52%
Rapamune	10	11	(9%)	(7%)	3	3	4%	6%	7	9	(21%)	(5%)
All other Rare Disease	7	14	(51%)	(51%)	9	6	52%	29%	4	2	74%	81%
Consumer Healthcare	$88	$93	(5%)	(4%)	$74	$70	5%	6%	$189	$212	(11%)	3%
PFIZER ESSENTIAL HEALTH (EH)(f)	$947	$1,019	(7%)	(5%)	$837	$764	10%	(1%)	$1,642	$1,709	(4%)	9%
Legacy Established Products (LEP)(g)	$370	$398	(7%)	(6%)	$490	$503	(3%)	(13%)	$960	$1,080	(11%)	3%
Lipitor	45	50	(10%)	(10%)	59	60	(2%)	(9%)	291	303	(4%)	8%
Premarin family	1	2	(34%)	(25%)	7	7	—	(2%)	7	8	(8%)	5%
Norvasc	17	18	(10%)	(10%)	57	63	(10%)	(21%)	155	150	3%	11%
EpiPen	—	—	—	—	18	15	18%	17%	—	—	—	—
Xalatan/Xalacom	18	23	(21%)	(20%)	40	40	—	(13%)	28	31	(11%)	(4%)
Relpax	8	19	(55%)	(55%)	11	10	13%	(2%)	4	5	(23%)	(19%)
Zoloft	8	7	16%	17%	20	38	(47%)	(54%)	30	34	(13%)	1%
Effexor	16	18	(10%)	(10%)	13	7	83%	68%	19	21	(10%)	2%
Zithromax/Zmax(h)	8	8	(6%)	(6%)	12	12	3%	(12%)	33	39	(15%)	(10%)
Xanax/Xanax XR	21	20	—	—	5	5	(3%)	(16%)	18	19	(5%)	1%
Cardura	16	17	(4%)	(3%)	11	12	(9%)	(22%)	21	23	(6%)	2%
Neurontin	11	12	(11%)	(7%)	9	7	18%	12%	15	16	(7%)	12%
Tikosyn	—	—	—	—	—	—	—	—	—	—	—	—
Depo-Provera	5	6	(18%)	(10%)	3	3	4%	5%	10	19	(50%)	(46%)
All other LEP	197	198	(1%)	—	226	224	1%	(11%)	331	412	(20%)	—
Sterile Injectable Pharmaceuticals (SIP)(i)	$166	$131	26%	30%	$140	$76	85%	76%	$333	$262	27%	38%
Medrol(h)	12	13	(7%)	(4%)	6	5	17%	9%	24	26	(11%)	6%
Sulperazon	—	—	—	—	4	4	(5%)	(21%)	99	68	45%	55%
Fragmin	40	44	(8%)	(3%)	20	19	4%	5%	13	14	(7%)	(3%)
Tygacil	19	18	5%	6%	2	2	7%	6%	25	32	(24%)	(16%)
All other SIP	95	57	67%	70%	109	46	*	*	173	121	42%	54%
Peri-LOE Products(j)	$305	$452	(33%)	(31%)	$174	$173	1%	(12%)	$311	$354	(12%)	(3%)
Lyrica EH(c)	166	233	(29%)	(26%)	—	—	—	—	26	40	(35%)	(31%)
Celebrex	8	9	(12%)	(12%)	71	62	16%	(1%)	82	90	(9%)	3%
Pristiq	6	5	25%	24%	17	20	(14%)	(13%)	13	16	(18%)	(10%)
Vfend	45	62	(28%)	(27%)	31	30	3%	(11%)	58	62	(6%)	3%
Zyvox	16	74	(78%)	(78%)	19	21	(11%)	(24%)	42	43	(3%)	13%
Viagra EH(d)	14	14	(6%)	(4%)	9	9	(1%)	(9%)	67	74	(10%)	(2%)
Revatio	31	28	12%	14%	9	8	6%	(10%)	8	8	(8%)	(4%)
All other Peri-LOE Products	19	25	(25%)	(24%)	18	23	(20%)	(31%)	16	21	(26%)	(15%)
Infusion Systems(k)	$13	$—	*	*	$24	$—	*	*	$23	$—	*	*
Biosimilars(l)	$73	$—	*	*	$2	$—	*	*	$8	$—	*	*
Pfizer CentreOne(m)	$20	$38	(47%)	(46%)	$6	$11	(47%)	(46%)	$7	$13	(47%)	(46%)
Total Lyrica(c)	$166	$233	(29%)	(26%)	$208	$178	17%	3%	$80	$106	(25%)	(9%)
Total Viagra(d)	$14	$14	(6%)	(4%)	$18	$18	(2%)	(5%)	$67	$74	(10%)	(2%)
Total Alliance revenues	$99	$61	64%	66%	$65	$39	67%	48%	$—	$4	(91%)	(97%)
See end of tables for notes.

PFIZER INC. - REVENUES
NINE MONTHS 2016 and 2015 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2016	2015	% Change		2016	2015	% Change	2016	2015	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$39,196	$34,804	13%	16%	$19,561	$14,993	30%	$19,636	$19,811	(1%)	5%
PFIZER INNOVATIVE HEALTH (IH)(b)	$21,471	$19,120	12%	15%	$12,308	$10,153	21%	$9,163	$8,967	2%	8%
Internal Medicine	$6,557	$5,500	19%	20%	$4,756	$4,149	15%	$1,801	$1,351	33%	36%
Lyrica IH(c)	3,107	2,701	15%	16%	2,357	1,975	19%	751	726	3%	6%
Viagra IH(d)	897	955	(6%)	(6%)	873	929	(6%)	25	26	(7%)	—
Chantix/Champix	631	491	29%	30%	449	306	47%	182	185	(2%)	3%
Toviaz	191	193	(1%)	(2%)	72	85	(16%)	119	108	10%	9%
BMP2	175	169	4%	4%	175	169	4%	—	—	—	—
Alliance revenues(e)	1,139	841	35%	35%	702	590	19%	437	251	74%	73%
All other Internal Medicine(r)	416	149	*	*	129	94	37%	287	55	*	*
Vaccines	$4,576	$4,536	1%	2%	$2,883	$2,786	3%	$1,693	$1,751	(3%)	1%
Prevnar/Prevenar 13	4,302	4,384	(2%)	—	2,810	2,773	1%	1,492	1,611	(7%)	(3%)
FSME/IMMUN-TicoVac	102	93	10%	10%	—	—	—	102	93	10%	10%
All other Vaccines	172	60	*	*	72	13	*	99	47	*	*
Oncology	$3,206	$2,026	58%	60%	$2,172	$1,081	*	$1,035	$945	10%	14%
Ibrance	1,492	408	*	*	1,455	406	*	37	2	*	*
Sutent	823	815	1%	5%	292	264	11%	531	551	(4%)	2%
Xalkori	415	353	18%	20%	184	166	11%	232	186	24%	28%
Inlyta	304	311	(2%)	(1%)	125	146	(15%)	179	165	9%	11%
All other Oncology	172	139	23%	23%	116	98	18%	56	41	36%	36%
Inflammation & Immunology (I&I)	$2,907	$2,816	3%	10%	$586	$310	89%	$2,321	$2,506	(7%)	—
Enbrel (Outside the U.S. and Canada)	2,201	2,426	(9%)	(2%)	—	—	—	2,201	2,426	(9%)	(2%)
Xeljanz	649	351	85%	87%	567	317	79%	82	34	*	*
All other I&I	57	40	45%	36%	20	(7)	*	38	47	(20%)	(27%)
Rare Disease	$1,768	$1,776	—	2%	$554	$559	(1%)	$1,214	$1,217	—	4%
BeneFIX	543	561	(3%)	(1%)	231	237	(3%)	312	323	(3%)	—
Genotropin	425	447	(5%)	(3%)	97	114	(15%)	327	333	(2%)	2%
Refacto AF/Xyntha	408	392	4%	8%	92	85	8%	316	306	3%	8%
Somavert	173	158	9%	11%	58	48	21%	115	110	4%	7%
Rapamune	131	138	(5%)	2%	60	61	(2%)	71	77	(8%)	6%
All other Rare Disease	88	80	10%	9%	16	13	24%	72	67	7%	6%
Consumer Healthcare	$2,457	$2,465	—	5%	$1,356	$1,268	7%	$1,101	$1,197	(8%)	4%
PFIZER ESSENTIAL HEALTH (EH)(f)	$17,725	$15,683	13%	18%	$7,253	$4,840	50%	$10,472	$10,844	(3%)	3%
Legacy Established Products (LEP)(g)	$8,373	$8,701	(4%)	2%	$2,866	$2,664	8%	$5,506	$6,037	(9%)	(1%)
Lipitor	1,294	1,404	(8%)	—	113	120	(6%)	1,181	1,284	(8%)	1%
Premarin family	751	753	—	—	708	703	1%	44	50	(13%)	(2%)
Norvasc	714	744	(4%)	—	29	27	7%	685	717	(4%)	(1%)
EpiPen	300	268	12%	12%	261	230	14%	39	38	2%	4%
Xalatan/Xalacom	273	299	(9%)	(7%)	17	18	(1%)	256	282	(9%)	(7%)
Relpax	248	254	(2%)	(2%)	176	166	6%	72	88	(17%)	(18%)
Zoloft	228	274	(17%)	(11%)	46	44	4%	182	230	(21%)	(14%)
Effexor	207	213	(3%)	2%	67	70	(4%)	140	144	(2%)	5%
Zithromax/Zmax(h)	203	203	—	4%	6	4	54%	197	199	(1%)	3%
Xanax/Xanax XR	163	164	(1%)	2%	36	32	14%	126	132	(5%)	(1%)
Cardura	143	158	(10%)	(6%)	4	3	45%	140	156	(10%)	(7%)
Neurontin	136	148	(8%)	3%	36	35	3%	100	113	(12%)	2%
Tikosyn	136	123	11%	11%	136	122	11%	—	—	—	—
Depo-Provera	103	133	(22%)	(18%)	43	47	(8%)	60	86	(30%)	(24%)
All other LEP	3,473	3,563	(3%)	5%	1,188	1,043	14%	2,285	2,520	(9%)	1%
Sterile Injectable Pharmaceuticals (SIP)(i)	$4,481	$2,436	84%	88%	$2,597	$1,031	*	$1,884	$1,405	34%	42%
Medrol(h)	330	284	16%	22%	207	152	36%	123	132	(6%)	5%
Sulperazon	304	251	21%	28%	—	—	—	304	251	21%	28%
Fragmin	240	246	(3%)	2%	23	16	41%	217	230	(6%)	—
Tygacil	203	231	(12%)	(6%)	65	87	(26%)	138	144	(4%)	6%
All other SIP	3,405	1,424	*	*	2,302	776	*	1,103	648	70%	77%
Peri-LOE Products(j)	$3,224	$4,073	(21%)	(17%)	$718	$869	(17%)	$2,506	$3,203	(22%)	(17%)
Lyrica EH(c)	623	925	(33%)	(30%)	—	—	—	623	925	(33%)	(30%)
Celebrex	550	640	(14%)	(11%)	89	130	(32%)	461	510	(10%)	(6%)
Pristiq	546	523	5%	7%	437	399	10%	109	124	(12%)	(2%)
Vfend	459	510	(10%)	(6%)	27	30	(10%)	431	479	(10%)	(6%)
Zyvox	334	696	(52%)	(48%)	59	234	(75%)	275	462	(40%)	(35%)
Viagra EH(d)	286	318	(10%)	(4%)	—	—	—	286	318	(10%)	(4%)
Revatio	213	181	18%	19%	71	43	65%	142	138	3%	5%
All other Peri-LOE Products	214	280	(24%)	(20%)	35	33	6%	178	247	(28%)	(24%)
Infusion Systems(k)	$879	$94	*	*	$690	$94	*	$189	$—	*	*
Biosimilars(l)	$228	$—	*	*	$—	$—	—	$228	$—	*	*
Pfizer CentreOne(m)	$540	$380	42%	44%	$382	$182	*	$159	$198	(20%)	(19%)
Total Lyrica(c)	$3,730	$3,626	3%	4%	$2,357	$1,975	19%	$1,374	$1,651	(17%)	(14%)
Total Viagra(d)	$1,183	$1,274	(7%)	(5%)	$873	$929	(6%)	$310	$345	(10%)	(3%)
Total Alliance revenues	$1,155	$881	31%	31%	$710	$597	19%	$446	$285	56%	56%
See end of tables for notes. Compared with the first nine months of 2015, revenues for the first nine months of 2016 were favorably impacted by approximately $800 million as a result of the first nine months of 2016 having four additional selling days in the U.S. and international markets.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
NINE MONTHS 2016 and 2015 - (UNAUDITED)

	DEVELOPED EUROPE(n)				DEVELOPED REST OF WORLD(o)				EMERGING MARKETS(p)
	2016	2015	% Change		2016	2015	% Change		2016	2015	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$6,982	$7,006	—	2%	$4,940	$4,562	8%	5%	$7,714	$8,243	(6%)	8%
PFIZER INNOVATIVE HEALTH (IH)(b)	$3,946	$3,773	5%	7%	$2,469	$2,207	12%	9%	$2,748	$2,987	(8%)	8%
Internal Medicine	$416	$149	*	*	$1,020	$848	20%	15%	$364	$354	3%	22%
Lyrica IH(c)	—	—	—	—	587	517	13%	7%	164	209	(21%)	3%
Viagra IH(d)	—	—	—	—	25	26	(7%)	—	—	—	—	—
Chantix/Champix	57	59	(2%)	2%	100	92	9%	11%	25	35	(29%)	(17%)
Toviaz	50	51	(2%)	1%	59	48	23%	17%	9	9	8%	17%
BMP2	—	—	—	*	—	—	—	—	—	—	—	—
Alliance revenues(q)	264	141	88%	91%	173	100	74%	64%	—	10	*	(92%)
All other Internal Medicine(r)	44	(102)	*	*	76	65	18%	11%	166	92	81%	94%
Vaccines	$586	$564	4%	6%	$326	$317	3%	1%	$782	$869	(10%)	(3%)
Prevnar/Prevenar 13	417	443	(6%)	(3%)	321	316	2%	—	753	851	(12%)	(5%)
FSME/IMMUN-TicoVac	87	76	15%	15%	—	—	—	—	15	17	(11%)	(12%)
All other Vaccines	81	45	81%	86%	5	1	*	*	13	1	*	*
Oncology	$483	$461	5%	7%	$225	$194	16%	11%	$327	$289	13%	27%
Ibrance	10	—	*	*	1	—	*	*	26	2	*	*
Sutent	256	266	(4%)	(2%)	89	86	4%	1%	186	199	(7%)	6%
Xalkori	115	93	23%	25%	42	35	22%	20%	74	58	28%	36%
Inlyta	78	80	(2%)	—	69	61	13%	4%	32	24	37%	60%
All other Oncology	25	22	13%	15%	23	12	85%	70%	8	7	22%	42%
Inflammation & Immunology (I&I)	$1,436	$1,553	(8%)	(5%)	$397	$364	9%	4%	$487	$589	(17%)	10%
Enbrel (Outside Canada)	1,430	1,545	(7%)	(5%)	312	305	3%	(2%)	458	576	(20%)	6%
Xeljanz	14	8	74%	79%	39	12	*	*	29	13	*	*
All other I&I	(8)	—	*	*	46	47	(2%)	(10%)	—	—	—	—
Rare Disease	$723	$745	(3%)	—	$300	$284	6%	4%	$191	$189	1%	20%
BeneFIX	189	195	(3%)	—	93	95	(2%)	—	30	34	(11%)	1%
Genotropin	141	150	(6%)	(4%)	122	115	5%	(2%)	65	67	(3%)	20%
Refacto AF/Xyntha	235	237	(1%)	2%	37	32	18%	25%	43	37	17%	31%
Somavert	91	90	1%	3%	13	11	14%	13%	11	10	13%	32%
Rapamune	31	32	(6%)	(3%)	10	11	(5%)	2%	30	34	(11%)	15%
All other Rare Disease	36	41	(10%)	(9%)	25	19	29%	18%	11	7	52%	61%
Consumer Healthcare	$302	$301	—	2%	$201	$200	1%	7%	$598	$696	(14%)	3%
PFIZER ESSENTIAL HEALTH (EH)(f)	$3,036	$3,233	(6%)	(4%)	$2,470	$2,356	5%	2%	$4,965	$5,255	(6%)	9%
Legacy Established Products (LEP)(g)	$1,153	$1,195	(3%)	(1%)	$1,451	$1,539	(6%)	(9%)	$2,903	$3,304	(12%)	3%
Lipitor	138	153	(10%)	(8%)	176	191	(8%)	(8%)	867	939	(8%)	4%
Premarin family	4	5	(31%)	(26%)	19	20	(3%)	1%	21	25	(16%)	2%
Norvasc	52	57	(9%)	(8%)	176	198	(11%)	(15%)	457	461	(1%)	7%
Epipen	—	—	—	—	39	38	2%	4%	—	—	—	—
Xalatan/Xalacom	55	68	(19%)	(17%)	118	120	(2%)	(7%)	83	94	(12%)	—
Relpax	28	46	(39%)	(37%)	32	29	10%	3%	12	12	—	8%
Zoloft	25	22	13%	15%	69	115	(41%)	(44%)	88	92	(4%)	16%
Effexor	47	52	(10%)	(8%)	34	24	43%	43%	59	68	(12%)	1%
Zithromax/Zmax(h)	32	31	3%	6%	40	41	(5%)	(10%)	125	126	(1%)	6%
Xanax/Xanax XR	61	61	—	2%	15	16	(8%)	(13%)	50	55	(9%)	—
Cardura	44	50	(12%)	(10%)	34	39	(12%)	(18%)	62	67	(8%)	2%
Neurontin	33	35	(7%)	(3%)	24	24	—	—	44	55	(20%)	7%
Tikosyn	—	—	—	—	—	—	—	—	—	—	—	—
Depo-Provera	15	17	(10%)	(5%)	8	8	—	7%	37	61	(40%)	(34%)
All other LEP	620	597	4%	6%	668	674	(1%)	(5%)	998	1,249	(20%)	3%
Sterile Injectable Pharmaceuticals (SIP)(i)	$499	$394	27%	30%	$405	$219	85%	84%	$980	$792	24%	36%
Medrol(h)	39	42	(6%)	(3%)	18	17	—	(1%)	67	72	(8%)	12%
Sulperazon	—	—	—	—	11	12	(11%)	(18%)	293	239	23%	30%
Fragmin	123	131	(6%)	(2%)	55	59	(6%)	1%	38	40	(4%)	2%
Tygacil	51	47	8%	10%	5	5	(1%)	4%	83	93	(11%)	3%
All other SIP	286	174	64%	67%	317	127	*	*	500	348	44%	57%
Peri-LOE Products(j)	$1,038	$1,518	(32%)	(29%)	$520	$569	(9%)	(13%)	$948	$1,116	(15%)	(4%)
Lyrica EH(c)	542	814	(33%)	(31%)	—	—	—	—	81	111	(27%)	(20%)
Celebrex	25	35	(29%)	(27%)	207	217	(5%)	(11%)	229	258	(11%)	2%
Pristiq	17	13	32%	34%	52	67	(22%)	(17%)	40	44	(8%)	9%
Vfend	165	191	(14%)	(12%)	93	88	5%	(1%)	174	200	(13%)	(3%)
Zyvox	91	227	(60%)	(58%)	58	69	(16%)	(21%)	126	166	(24%)	(8%)
Viagra EH(d)	37	42	(12%)	(9%)	27	29	(6%)	(7%)	221	247	(10%)	(2%)
Revatio	93	89	4%	7%	26	26	(2%)	(9%)	23	22	4%	12%
All other Peri-LOE Products	68	107	(36%)	(35%)	57	72	(20%)	(24%)	53	68	(22%)	(6%)
Infusion Systems(k)	$42	$—	*	*	$69	$—	*	*	$79	$—	*	*
Biosimilars(l)	$202	$—	*	*	$4	$—	*	*	$21	$—	*	*
Pfizer CentreOne(m)	$102	$126	(19%)	(19%)	$22	$28	(23%)	(23%)	$35	$44	(20%)	(19%)
Total Lyrica(c)	$542	$814	(33%)	(31%)	$587	$517	13%	7%	$245	$319	(23%)	(5%)
Total Viagra(d)	$37	$42	(12%)	(9%)	$52	$55	(7%)	(4%)	$221	$247	(10%)	(2%)
Total Alliance revenues	$271	$164	65%	68%	$174	$102	71%	62%	$1	$19	(95%)	(88%)
See end of tables for notes. Compared with the first nine months of 2015, revenues for the first nine months of 2016 were favorably impacted by approximately $800 million as a result of the first nine months of 2016 having four additional selling days in the U.S. and international markets.

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)
Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are described in footnotes (n) to (p) below, respectively, and the product revenues from these regions are described on pages 33 and 35.

(b)
The Pfizer Innovative Health business, previously known as the Innovative Products business, encompasses Internal Medicine, Vaccines, Oncology, Inflammation & Immunology, Rare Disease and Consumer Healthcare and includes all legacy Medivation and Anacor commercial operations. Medivation's and Anacor's commercial operations are included in IH's operating results in our consolidated statements of income, commencing from the acquisition date of September 28, 2016 for Medivation and from the acquisition date of June 24, 2016 for Anacor. As a result, IH's revenues for the third quarter and first nine months of 2016 include three business days of legacy Medivation operations and approximately three months of legacy Anacor operations, which were immaterial.

(c)
Lyrica revenues from all of Europe, Russia, Turkey, Israel and Central Asia countries are included in Lyrica EH. All other Lyrica revenues are included in Lyrica IH. Total Lyrica revenues represent the aggregate of worldwide revenues from Lyrica IH and Lyrica EH.

(d)
Viagra revenues from the U.S. and Canada are included in Viagra IH. All other Viagra revenues are included in Viagra EH. Total Viagra revenues represent the aggregate of worldwide revenues from Viagra IH and Viagra EH.

(e)	Includes Eliquis (2016 and 2015) and Rebif (2015 only).
(f)
The Pfizer Essential Health business, previously known as the Established Products business, encompasses Legacy Established Products, Sterile Injectable Pharmaceuticals, Peri-LOE Products, Infusion Systems, Biosimilars and Pfizer CentreOne and includes all legacy Hospira commercial operations. Hospira's commercial operations, including the legacy Hospira One-2-One sterile injectables contract manufacturing business, are included in EH's operating results in our consolidated statements of income, commencing from the acquisition date of September 3, 2015. As a result, EH's revenues for the third quarter and first nine months of 2015 reflect only one month of legacy Hospira U.S. operations but no financial results from legacy Hospira international operations. Also, effective as of the beginning of 2016, our entire contract manufacturing business, Pfizer CentreOne (previously known as Pfizer CentreSource or PCS), is part of EH. Pfizer CentreOne consists of (i) legacy Pfizer's contract manufacturing and active pharmaceutical ingredient sales operation, including our manufacturing and supply agreements with Zoetis Inc.; and (ii) legacy Hospira's One-2-One sterile injectables contract manufacturing operation. Prior to 2016, PCS was managed outside our operating segments and its revenues were reported as other business activities. We have reclassified prior period PCS revenues ($116 million in the third quarter of 2015 and $360 million in the first nine months of 2015) to conform to the current period presentation as part of EH.

(g)	Legacy Established Products include products that have lost patent protection (excluding Sterile Injectable Pharmaceuticals and Peri-LOE Products).
(h)
Prior period revenues for Medrol and Zithromax/Zmax may not agree to previously-disclosed revenues because revenues for those products are now split between the Legacy Established Products and the Sterile Injectable Pharmaceuticals categories.

(i)	Sterile Injectable Pharmaceuticals include generic injectables and proprietary specialty injectables (excluding Peri-LOE Products).
(j)
Peri-LOE Products include products that have recently lost or are anticipated to soon lose patent protection. These products primarily include Lyrica in certain developed Europe markets, Pristiq globally, Celebrex, Zyvox and Revatio in most developed markets, Vfend and Viagra in certain developed Europe markets and Japan, and Inspra in the EU.

(k)
Infusion Systems include Medication Management Systems products composed of infusion pumps and related software and services, as well as I.V. Infusion Products, including large volume I.V. solutions and their associated administration sets.

(l)
Biosimilars include Inflectra (biosimilar infliximab) in certain European markets, Nivestim (biosimilar filgrastim) in certain Asian markets and Retacrit (biosimilar epoetin zeta) in certain international markets.

(m)
Pfizer CentreOne (previously known as Pfizer CentreSource or PCS) includes (i) revenues from legacy Pfizer's contract manufacturing and active pharmaceutical ingredient sales operation, including revenues related to our manufacturing and supply agreements with Zoetis Inc.; and (ii) revenues from legacy Hospira’s One-2-One sterile injectables contract manufacturing operation. In addition, we have reclassified certain prior period PCS revenues from International to U.S. ($36 million in the third quarter of 2016 and $71 million in the first nine months of 2016) to conform to the current period presentation.

(n)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.
(o)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.
(p)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Africa, Eastern Europe, Central Europe, the Middle East and Turkey.

(q)	Includes Eliquis.
(r)	Includes Eliquis direct sales markets.
*	Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.
We performed certain reclassifications, primarily between Legacy Established Products and Sterile Injectable Pharmaceuticals, to conform to current period presentation.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of November 1, 2016. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about our anticipated future operating and financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business-development plans, the benefits expected from our acquisitions of Hospira, Inc. (Hospira), Anacor Pharmaceuticals, Inc. (Anacor) and Medivation, Inc. (Medivation) and our pending acquisition of AstraZeneca's small molecule anti-infectives business, and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

▪
the outcome of research and development activities, including, without limitation, the ability to meet anticipated pre-clinical and clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable pre-clinical and clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

▪
decisions by regulatory authorities regarding whether and when to approve our drug applications, which will depend on the assessment by such regulatory authorities of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted; decisions by regulatory authorities regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products; and uncertainties regarding our ability to address the comments in complete response letters received by us with respect to certain of our drug applications to the satisfaction of the FDA;

▪	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

▪
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

▪
risks associated with interim data, including the risk that final results of studies for which interim data have been provided and/or additional clinical trials may be different from (including less favorable than) the interim data results and may not support further clinical development of the applicable product candidate or indication;

▪
the success of external business-development activities, including the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all, including our ability and the ability of ICU Medical, Inc. (ICU) and AstraZeneca to satisfy the conditions to closing the sale of our Hospira infusion systems net assets to ICU, and the acquisition of the small molecule anti-infective business from AstraZeneca, respectively;

▪
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

▪
the implementation by the FDA and regulatory authorities in certain other countries of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products, with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

▪
risks related to our ability to develop and launch biosimilars, including risks associated with "at risk" launches, defined as the marketing of a product by Pfizer before the final resolution of litigation (including any appeals) brought by a third party alleging that such marketing would infringe one or more patents owned or controlled by the third party;

▪	the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products;

▪	the ability to successfully market both new and existing products domestically and internationally;

▪	difficulties or delays in manufacturing;

▪	trade buying patterns;

▪	the impact of existing and future legislation and regulatory provisions on product exclusivity;

▪	trends toward managed care and healthcare cost containment;

▪
the impact of any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented, and/or any significant additional taxes or fees that may be imposed on the pharmaceutical industry as part of any broad deficit-reduction effort;

▪
the impact of U.S. healthcare legislation enacted in 2010—the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act—and of any modification, repeal or invalidation of any of the provisions thereof;

▪
U.S. federal or state legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; restrictions on direct-to-consumer advertising; limitations on interactions with healthcare professionals; or the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures for our products as a result of highly competitive insurance markets;

▪
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;

▪
the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest, unstable governments and legal systems and inter-governmental disputes;

▪	contingencies related to actual or alleged environmental contamination;

▪	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

▪	any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

▪
legal defense costs, insurance expenses, settlement costs, the risk of an adverse decision or settlement and the adequacy of reserves related to product liability, patent matters, government investigations, consumer, commercial, securities, antitrust, environmental, employment, tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings;

▪	our ability to protect our patents and other intellectual property, both domestically and internationally;

▪
interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates and the volatility following the United Kingdom (U.K.) referendum in which voters approved an exit from the EU;

▪
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals;

▪
the end result of any negotiations between the U.K. government and the EU regarding the terms of the U.K.'s exit from the EU, which could have implications on our research, commercial and general business operations in the U.K.;

▪	any significant issues involving our largest wholesaler customers, which account for a substantial portion of our revenues;

▪	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

▪
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

▪	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

▪	changes in U.S. generally accepted accounting principles;

▪
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;

▪	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

▪	growth in costs and expenses;

▪	changes in our product, segment and geographic mix;

▪	the impact of purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items;

▪
the impact of acquisitions, divestitures, restructurings, internal reorganizations, product recalls, withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including those related to our research and development organization, and of the internal separation of our commercial operations into our current operating structure;

▪	the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;

▪	risks related to internal control over financial reporting; and

▪
risks and uncertainties related to our recent acquisitions of Hospira, Anacor and Medivation, including, among other things, the ability to realize the anticipated benefits of the acquisitions of Hospira, Anacor and Medivation, including the possibility that expected cost savings related to the acquisition of Hospira and accretion related to the acquisitions of Hospira, Anacor and Medivation will not be realized or will not be realized within the expected time frame; the risk that the businesses will not be integrated successfully; disruption from the transactions making it more difficult to maintain business and operational relationships; significant transaction costs; and unknown liabilities.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements, and are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.
The operating segment information provided in this earnings release and the related attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.